Share sale and purchase agreement

relating to the sale of 100% of the shares in Pacific Helmets NZ Limited

The persons listed in Schedule 1 (Sellers)

Lakeland NZ Limited (Buyer)

Contents

Date

30 November 2023 (Huntsville, Alabama local time)

Parties

Name	**The persons listed in Schedule 1**
Description	**Sellers**
Notice details	As set out in Schedule 1

Name	**Lakeland NZ Limited**
Description	**Buyer**
Notice details	1525 Perimeter Parkway, Suite 325, Huntsville, Alabama 35806, United States of America Email: jsletten@lakeland.com (Joshua Sletten)

Background

A. The Sellers are the legal and beneficial owners of the Shares, which are all of the issued shares in the capital of the Company.

B. The Sellers agree to sell, and the Buyer agrees to buy, the Shares on the terms set out in this Agreement.

C. This Agreement is intended to be legally binding and the parties agree to give effect to the transaction contemplated by it.

The parties agree

1. Definitions and interpretation

1.1 Definitions

In this Agreement, unless the context otherwise requires:

Accounts means the audited special purpose financial statements relating to the Company as at the Accounts Date, a true copy of which is set out in this Agreement at Annexure A.

Accounts Date means 31 March 2023.

Accounting Standards means:

(a) the accounting standards approved under the Financial Reporting Act 2013 and its requirements regarding the preparation and content of accounts; and

(b) generally accepted and consistently applied accounting principles, policies and practices and procedures in New Zealand, except those inconsistent with the standards or requirements referred to it paragraph (a) of this definition.

Actual Cash Amount means the cash of the Company as at 11.59pm on the Completion Date.

Actual FY 24 Revenue means the actual revenue of the Company as at 11.59pm on 31 March 2024.

Actual Working Capital Amount means the Working Capital of the Company as determined in accordance with Schedule 4.

Agreed Completion Statement has the meaning given in paragraph 1.3(a) or 1.3(f) (as applicable) of Schedule 4.

Agreed Form means in a form agreed in writing between Sellers' Representative and the Buyer on or prior to the date of this Agreement.

Agreed Inventory Report has the meaning given in paragraph 1.3(a) or 1.3(f) (as applicable) of Schedule 3.

Agreement means this share sale and purchase agreement and all schedules, annexures and attachments to it, as amended by the parties in writing in accordance with its terms.

Associate means, in relation to a person:

(a) a Related Company of that person;

(b) any company, trust or limited partnership over which a Seller has control (as that term is defined in section CW 42(5) of the Tax Act);

(c) if the person is a company, its directors and shareholders;

(d) if the person is an individual, any relative of the individual;

(e) with respect to Seller, the definition of "**Associate**" shall also include Pacific Fire New Zealand Ltd; or

(f) an Associate of any party in clauses (a) to (e).

Australian Trade Marks means the following trade marks registered in the name of Pac Fire Australia (Pty) Ltd:

(a) Australia Trade Mark No. 1227216 for PACIFIC HELMETS (word) in the name of Pac Fire Australia Pty Ltd; and

(b) Australia Trade Mark No. 1227217 for PACIFIC HELMETS AUSTRALIA in the name of Pac Fire Australia Pty Ltd.

Australian Trade Marks Deed of Assignment means the deed of assignment, in Agreed Form, to be entered into between the Company and Pac Fire Australia Pty Ltd under which Pac Fire Australia Pty Ltd assigns the Australian Trade Marks to the Company.

Australian Trade Mark Licence Agreement means the licence agreement, in Agreed Form, to be entered into between the Company and Pac Fire Australia (Pty) Ltd under which the Company licenses the use of the Australian Trade Marks to Pac Fire Australia (Pty) Ltd.

Authorisation means:

(a) a consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

(b) any consent, registration or approval required from any non-governmental body to enable the Buyer to conduct the Business.

Business means the business of designing, manufacturing and distributing safety helmets conducted by the Company as at the date of this Agreement and as at the Completion Date.

Business Day means a day on which banks are open for general banking business in New Plymouth, New Zealand, and Huntsville, Alabama, excluding Saturdays, Sundays or public holidays in New Plymouth, New Zealand, and Huntsville, Alabama.

Business Intellectual Property means all Intellectual Property Rights owned by the Company and used in the conduct of the Business including as disclosed in the Disclosure Material.

Buyer Claim means a Claim by the Buyer against any or all of the Sellers.

Chinese Trade Mark means the following trade mark registered in the name of Pacific Safety International Limited:

China Trade Mark No. 33433373 for PACIFIC HELMETS in the name of Pacific Safety International Limited.

Chinese Trade Mark Deed of Assignment means the deed of assignment, in Agreed Form, to be entered into between the Company and Pacific Safety International Limited under which Pacific Safety International Limited assigns the Chinese Trade Mark to the Company.

Claim means any claim, notice, demand, action, proceeding, litigation, investigation or judgment whether based in contract, tort, statute or otherwise finally determined in favour of a party by a court or competent jurisdiction or otherwise admitted by or agreed between the parties.

Company means Pacific Helmets NZ Limited (NZBN: 9429040763415).

Completion means completion of the sale and purchase of the Shares under this Agreement.

Completion Date means the date of this Agreement.

Completion Statement means the completion statement in the form set out in, and prepared in accordance with, Schedule 4.

Completion Steps means the steps to effect Completion as set out in paragraph 2 of Schedule 2.

Confidential Information means any information (in any form):

(a) relating to the terms of this agreement;

(b) relating directly or indirectly to the Business, the Company, any party, or to their respective suppliers or customers; or

(c) disclosed by a party to another party or otherwise obtained by the other party on the express basis that such information is confidential in nature,

provided that, where information relates exclusively to one party, nothing in this agreement will require that party to maintain confidentiality in respect of that information.

Confidentiality Agreement means the confidentiality agreement with an effective date of 28 June 2023 between the Buyer and Pacific Safety International Limited (being the majority shareholder of the Company).

Consequential Loss means loss of profits, economic loss or special, indirect or consequential loss or damage, provided that it does not exclude any Losses arising naturally from any breach to which the Claim relates;

Debt means, at as Completion:

(a) the aggregate amount owed by the Company to any bank or other external lender or person in respect of:

   (i) loans (including any accrued but unpaid interest and including fees and costs incurred in connection with early repayment of indebtedness including break funding or swap unwinding fees or costs);

   (ii) all amounts outstanding under any finance leases (but excluding, for the avoidance of doubt, amounts to be paid in respect of operating leases after Completion);

(b) all costs, fees and expenses (including GST) paid or payable by the Company (including on behalf of any Seller and/or any Associate of a Seller) directly or indirectly in connection with the sale of the Shares and related transactions;

(c) the aggregate amount owed by the Company to any Seller and/or any Associates of a Seller (whether in respect of repayment of Shareholder Loans, payment of fees, or any other amounts), excluding amounts payable to any Seller in their capacity as employees or contractors of the Company in the ordinary course of business;

(d) all bonuses, whether contractual or discretionary, owed by the Company to any person as a consequence of the transaction contemplated by this Agreement;

(e) the purchase price payable under the Image Signs asset sale agreement (on a GST exclusive basis);

(f) dividends or other distributions declared by the Company but not yet paid; and

(g) bank guarantees in respect of obligations of the Company in favour of the Company's customers, suppliers or landlords, to the extent that such guarantees have been drawn on or drawn down at Completion and are unpaid.

Debt Shortfall means the amount by which the Estimated Debt on Completion is less than the Debt of the Company as of the Completion Date.

Disclosure Letter means the letter from the Sellers' Representative to the Buyer in the Agreed Form.

Disclosure Material means:

(a) the Disclosure Letter;

(b) the Schedules and Annexures; and

(c) the material and information listed in the Disclosure Material Index.

Disclosure Material Index means the index of documents, material and information, including the written responses submitted by or on behalf of the Sellers to questions from the Buyer or its advisors or representatives during the course of the Buyer's due diligence enquiries into the Company and its business, in Agreed Form set out in this Agreement at Annexure B.

Distribution Agreement means the exclusive distribution agreement between the Company and Pac Fire Australia Pty Limited in the Agreed Form.

Domain Names means each of the following domain names:

(a) www.pacifichelmets.nz (registered in the name of Holly Curtis); and

(b) www.pacifichelmets.co.nz (registered in the name of Internet Advertising New Zealand Limited).

Employees means the employees of the Company disclosed in the Disclosure Material and any persons who, with the prior consent of the Buyer, become employees of the Company between the date of this Agreement and Completion, and **Employee** means any one of them, as the context requires.

Encumbrance means:

(a) a mortgage, pledge, charge, lien, hypothecation, encumbrance, deferred purchase, title retention, finance lease, contractual right of set-off, flawed asset arrangement, sale-and-repurchase or sale-and-leaseback arrangement, assignment by way of security, trust order or any other arrangement or agreement of any kind, the economic effect of which is to secure payment or performance of an obligation; and

(b) a "security interest" as defined in section 17(1)(a) of the PPSA.

Environment has the same meaning given in section 2 of the *Resource Management Act 1991*.

Environmental Law means any law regulating or otherwise relating to the Environment including land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals or Hazardous Substances.

Estimated Cash on Completion means the Sellers' good faith estimate of the cash in the Company's accounts immediately prior to the Completion Date.

Estimated Completion Statement means a statement prepared by the Sellers and delivered to the Buyer in accordance with clause 3.4 setting out the Estimated Working Capital Amount, with such statement being prepared in a manner and form consistent with paragraphs 2 and 3 of Schedule 4.

Estimated Debt on Completion means the Sellers' good faith estimate of the Debt on Completion that is notified to the Buyer in writing pursuant to clause 3.4 and which sets out the amounts payable by the Company in respect of the Debt of the Company.

Estimated Working Capital Amount means the estimated Working Capital of the Company as at 11.59pm on the Completion Date.

Estimated Working Capital Shortfall means the amount by which the Estimated Working Capital Amount is projected to be less than the Target Working Capital Amount pursuant to the Estimated Completion Statement.

Estimated Working Capital Surplus means the amount by which the Estimated Working Capital Amount is projected to be greater than the Target Working Capital Amount pursuant to the Estimated Completion Statement.

Fairly Disclosed means, in relation to any matter, disclosed so as to enable a reasonable buyer to identify and understand the nature and scope of the matter and make a reasonable assessment as to the impact of the matter.

Financial Indebtedness means any Debt or other indebtedness in respect of moneys borrowed or raised or any other financial accommodation, whether the indebtedness is present or future, actual or contingent and includes any indebtedness under or in respect of a financial (including negotiable) instrument of any kind, a guarantee, hedge agreement, redeemable or re-purchasable share, discounting arrangement, finance or capital lease or similar agreement, deferred purchase price, an obligation to deliver property or provide services paid for in advance by a financier or under a securitisation program.

Fundamental Warranties means the Warranties set out in paragraphs 1, 2 and 3 in Schedule 5.

Hazardous Substance means any natural or artificial substance capable of causing harm to humans or any other living organism supported by the environment, or of damaging the environment or public health, including any solid, liquid or gaseous substance, odour, heat, sound, vibration or radiation which is or may be:

(a) noxious or poisonous or offensive to the senses of human beings;

(b) harmful or potentially harmful to the health, welfare, safety or property of human beings;

(c) poisonous, harmful, or potentially harmful to animals or plants; or

(d) detrimental to any beneficial use made of the Environment.

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal, judicial, local governmental, public, statutory authority, organisation, body or delegate having jurisdiction, authority or power over or in respect of the Company or the Business, in New Zealand or any other part of the world.

GST means goods and services tax chargeable in accordance with the GST Act and includes any interest, fine, penalty, charge, fee or any other amount imposed on or in respect of goods and services tax.

GST Act means the *Goods and Services Tax Act* 1985.

Holdback Amount means the sum of $1,400,000.

Holdback Period means the period from Completion to the Holdback Release Date.

Holdback Release Date means the first Business Day that occurs 12 months after the Completion Date.

Independent Expert means the person agreed to be appointed as independent expert by the Sellers' Representative and the Buyer or, if they do not agree on the person to be appointed within five Business Days of either one of them requesting such appointment, an independent expert having relevant qualifications to determine the subject matter of the dispute nominated by the President of the New Zealand Law Society at the request of either the Sellers' Representative or the Buyer.

Initial Purchase Price means the aggregate of:

(a) $14,000,000, less;

(b) the Holdback Amount, plus;

(c) the Estimated Cash on Completion,

(d) as the case may be:

(i) plus the Estimated Working Capital Surplus; or

(ii) less the Estimated Working Capital Shortfall,

as notified to the Buyer pursuant to clause 3.40(b).

Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered) including:

(a) any patents, utility models, copyrights, trade marks, trade names, brand names, indications of source or appellations of origin, eligible layout rights, domain names, plant variety rights, registered designs and commercial names and designations;

(b) invention, discovery, trade secret, computer software and confidential, scientific, technical and product information;

(c) any right to have information kept confidential;

(d) Know How;

(e) other rights resulting from intellectual activity in the industrial, scientific, literary and artistic fields whether industrial, commercial, agricultural or extractive and whether dealing with manufactured or natural products; and

(f) applications, letters patent, deed of grant, certificate or document of title for any thing referred to in paragraphs (a) to (e) of this definition and any medium in which anything referred to in those paragraphs is stored or embodied and which are used in the Business.

Inventory means all stock in trade (including raw materials, packaging and containers, work in progress and finished goods) in use or intended for use in connection with the Business as at 4pm on the Completion Date, including goods in transit and inventory ordered, and paid for, by the Company before the Completion Date but not received by the Completion Date.

Know How means the information or know-how owned by, or in the possession or control of, the Sellers relating to the Business, its systems, technology and affairs (and whether written or unwritten) including:

(a) financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

(b) research, development, operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(c) technology, inventions, discoveries, improvements, processes, formulae, techniques, manuals, instructions, source and object codes for computer software, Intellectual Property Rights and technical and historical information relating to them; and

(d) customer and supplier information.

Leased Premises means the properties leased by the Company at 315 Heads Road, Whanganui and 305-307 and part of 309 Heads Road, Whanganui from which the Business is carried on.

Loss means any damage, loss, cost, expense or liability, howsoever arising which a party will be entitled to recover as a matter of law (including GST and any other Taxes) but excludes Consequential Loss.

Management Accounts means the management accounts of the Company for the period from day after the Accounts Date to November 30, 2023.

Permitted Encumbrance means an Encumbrance that is:

(a) a reservation of ownership or other 'purchase money security interest' (as that term is defined in the PPSA) entered into in respect of supplies to the Company in the ordinary course of business, on arm's length commercial terms in respect of obligations that are not overdue;

(b) a lease, hire purchase or conditional sale agreement of an asset entered into by the Company in the ordinary course of Business;

(c) a right or set-off or combination arising by operation of law or practice over money deposited with a bank or financial institution in the ordinary course of Business;

(d) a lien or security interest arising by operation of law and in the ordinary course of Business provided that the debt it secures is paid when due or contested in good faith by appropriate proceedings; and

(e) a security interest arising under section 17(1)(b) of the PPSA that does not secure payment or performance of an obligation.

Personal Information means "personal information", as defined in the Privacy Act 2020, held by the Company in connection with the Business.

Plant and Equipment means the items of plant, equipment, machinery, motor vehicles, furniture, fixtures and fittings, office machines, computer equipment and other fittings or chattels owned by the Company.

PPSA means the *Personal Property Securities Act 1999*.

PPSR means the Personal Property Securities Register established under section 139 of the PPSA.

Privacy Laws means the Privacy Act 2020 and any code of practice that applies to the Company.

Property Leases means the leases, licences or other occupancy agreements in respect of the Leased Premises.

Purchase Price has the meaning given to it in clause 3.1.

Records means all original and copy records, documents and files relating exclusively to, or used by the Company or the Business and which are in the Company's possession or under its control, including certificates of registration, books of account, Tax Records, customer lists, price lists, intermediary lists, supplier lists, trading and financial records, regardless of their form or medium.

Related Company has the meaning given in section 2(3) of the *Companies Act 1993* amended such that the term 'company', where used in that section, includes any corporate entity, wherever incorporated, and 'Related Companies' means any number of such companies.

Relief includes:

(a) any loss, allowance, credit, deduction, rebate, set-off or other relief taken into account in computing, any Tax liability, or any grant conferred on any person; or

(b) any right to repayment of Tax (whether or not including interest or penalties),

whether in New Zealand or elsewhere.

Sellers Guarantees means the guarantees given by the Sellers in relation to the obligations of the Company or the Business which have been Fairly Disclosed to the Buyer in the Disclosure Materials.

Sellers' Representative means David Bennett.

Sellers' Solicitor means PwC Legal, 15 Customs Street West, Auckland 1010.

Shares means all of the issued capital in the Company.

Shareholder Loans means all amounts owed by the Company to any Seller or any Associate of a Seller (except in respect of employment emoluments).

Specific Indemnity means the indemnities set out in clause 10.

Surviving Provisions means clauses 1 (Definitions and interpretation), 8 (Warranties and indemnities), 13.1 (Notices), 13.2 (Governing law and jurisdiction), 13.4 (Waivers), 13.5 (Variations), 13.8 (Entire agreement), 13.10 (Third Party rights), 13.15 (No assignment or novation), 13.16 (Costs), 13.19 (Confidentiality) and 13.20 (Announcements).

Systems means information technology and telecommunications systems, hardware and software exclusively owned, licensed to or used by the Company in the conduct of the Business as at the date of this Agreement.

Target FY24 Revenue means $11,100,000.

Target Working Capital Amount means $2,500,000.

Tax means:

(a) all forms of taxation, withholding, duties, dues, imposts, levies, rates or other statutory or governmental impositions of whatever nature, imposed in New Zealand or elsewhere, including, income tax, withholding tax, approved issuer levy, fringe benefit tax, stamp duty, GST, gift duty, customs or excise duties, contributions under the KiwiSaver Act 2006 or other superannuation or pension contributions, regional or local taxes, municipal taxes and accident compensation levies; and

(b) all interest or penalties relating to, or arising in connection with, the imposition of non or late or under-payment of any such Tax including, for the avoidance of doubt, any such interest or penalties that accrue or are assessed or imposed after the Completion Date and which relate to Tax for which the Seller is liable to indemnify the Buyer under clause 9.

Tax Act means *the Income Tax Act 2007.*

Tax Authority means any Government Agency that is responsible for administering or levying Tax, whether in New Zealand or elsewhere.

Tax Claim means any Claim arising from breach of a Tax Warranty or under the Tax Indemnity.

Tax Demand includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Tax Authority or other person, whether issued or occurring before or after

Completion, whereby the Buyer or the Company may be, or be sought to be, placed under any or any increased liability to Tax or may be deprived or sought to be deprived of any Relief which might otherwise have been available.

Tax Indemnity means the indemnity in clause 9.

Tax Law means any law or statute relating to any Tax, as the context requires.

Tax Records means all records, documents and other information concerning or relating to the Tax affairs, Tax accounting, Tax returns and Tax compliance of the Company, including records, documents and other information which the Company is required by applicable Tax Law to retain.

Tax Saving, in respect of a Loss, means an actual cash Tax saving arising, including:

(a) where the amount of a Loss suffered or incurred is wholly or partly deductible for income tax purposes, the amount of the deduction to which the relevant person is entitled multiplied by the relevant Taxation rate (and such deduction is deemed to arise in the same income year as the relevant Loss is suffered or incurred); and

(b) the amount of any GST input tax credit or other deduction from output tax to which the relevant person is entitled,

in either case in any past, current or future period.

Tax Warranties means the warranties in paragraph 23 of Schedule 5 and Tax Warranty means any one of them as the context requires.

Third Party means any person or entity (including a Government Agency) other than the Sellers or the Buyer.

Third Party Claim means any claim, demand, legal proceedings or cause of action made or brought by a Third Party.

Third Party Intellectual Property means any Intellectual Property Rights which are owned by a Third Party (including the Sellers or an Associate of a Seller) and used by the Company in the conduct of, or forming part of, the Business including as disclosed in the Disclosure Material.

Warranties means the warranties referred to in clause 8 and set out in Schedule 5.

Working Capital Shortfall means the amount by which the Estimated Working Capital Amount is less than the Target Working Capital Amount.

Working Capital Surplus means the amount by which the Estimated Working Capital Amount is greater than the Target Working Capital Amount.

1.2 Interpretation

In this Agreement headings and boldings are for convenience only and do not affect the interpretation of this Agreement and, unless the context otherwise requires:

(a) the singular includes the plural and vice versa, and a gender includes other genders;

(b) another grammatical form of a defined word or expression has a corresponding meaning;

(c) a reference to:

(i) a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

(ii) anything "determined" or "specified" by, or requiring the "approval" or "consent" of, or otherwise granting a discretionary right, power or obligation in favour of, a party gives that party the sole and unfettered discretion to make that determination or specification or to grant that approval or consent or otherwise exercise that discretionary right, power or obligation;

(iii) a document or instrument (however described, including this Agreement) includes the document or instrument as novated, altered, supplemented or replaced from time to time and in any form, whether in paper or electronic form;

(iv) the term dollar or $ is to New Zealand currency;

(v) obligations in this Agreement which require, payment of money will be a reference to, or deemed to be an obligation requiring, payment of money in immediately available cleared funds or in any other form that the parties agree in writing;

(vi) time is to New Zealand time;

(vii) a party is to a party to this Agreement, and a reference to a party to a document (including this Agreement) includes the party's executors, administrators, successors, substitutes (including persons taking by novation) and permitted assigns;

(viii) a person includes a natural person, partnership, joint venture, body corporate, association, Government Agency or other entity;

(ix) a statute, ordinance, code or other law includes regulations, rules, orders and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(x) "knowledge" or "as far as the Sellers are aware" or words to that effect, in relation to a matter, means the knowledge the Sellers have after making, or would have if the Sellers had made, reasonable enquiries in relation to that matter, and includes the actual knowledge of each of the Sellers or any owners or directors of any Seller;

(d) the meaning of general words is not limited by specific examples introduced by "including", "for example" or similar expressions;

(e) "law" includes legislation, the rules of the general law, including common law and equity, and any judgment order or decree, declaration or ruling of a court of competent jurisdiction or Government Agency binding on a person or the assets of that person;

(f) a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it;

(g) if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day;

(h) each Seller agrees that:

(i) the Sellers' Representative shall be its representative for the purposes of this Agreement;

(ii) the Sellers' Representative shall be entitled to give and receive notices and provide consents under this Agreement on behalf of each Seller;

(iii) the Buyer may provide any notice due to be given to a Seller under this Agreement by giving that notice to the Sellers' Representative, and such notice will be deemed to have been provided to all of the Sellers;

(iv) the Buyer is entitled to rely on notices sent by (and consents given by) the Sellers' Representative under this Agreement as if such notice (or consent) was executed by each Seller; and

(v) the Buyer may disregard any notices given by a Seller under this Agreement if such notice is not executed by the Sellers' Representative;

(i) each Seller agrees that undertakings, warranties, representations, covenants, agreements and other obligations of the Sellers under this Agreement will bind and be deemed to have been given or assumed by each of them jointly and severally; and

(j) except as otherwise contemplated by this Agreement, references to and expressions used in connection with financial calculations, valuations, accounting or financial reporting functions or their description in this Agreement bear the meanings given to those expressions in accordance with New Zealand Generally Accepted Accounting Practices or New Zealand International Financial Reporting Standards (as applicable).

2. *Sale and purchase*

2.1 Sale and purchase

The Sellers agree to sell, and the Buyer agrees to buy, the Shares:

(a) on the Completion Date;

(b) for the Purchase Price; and

(c) free of any Encumbrance (excluding in connection with any security interests granted by the Company in favour of Bank of New Zealand and supported by registered financing statement F96ZWB8ME2X54R63) and other Third Party rights or interests and with all rights, including dividend and voting rights, attached or accrued to them at Completion,

in accordance with the terms of this Agreement.

2.2 Pre-emption Waiver

The Sellers each waive any right of pre-emption and other restrictions on transfer conferred on each of them in respect of any or all of the Shares.

3. Purchase Price

3.1 Purchase Price amount

The Purchase Price is an amount equal to the Initial Purchase Price plus the Holdback Amount, subject to any post-Completion adjustment pursuant to this Agreement (**Purchase Price**).

3.2 Payment

(a) On Completion, the Buyer will pay the Initial Purchase Price less an amount equal to the Estimated Debt on Completion to the Sellers.

(b) Following Completion, the Buyer or the Sellers (as the case may be) must pay any amounts required as an adjustment to the Purchase Price, to be made pursuant to the terms of this Agreement.

(c) Following Completion, the Buyer will pay the Holdback Amount in accordance with clause 3.6 to the Sellers.

3.3 All Shareholder Loans to be repaid prior to Completion

Immediately prior to Completion:

(a) the Sellers must procure that the Company discharge and pay in full all Shareholder Loans; and

(b) each Seller and its Associates must repay in full all amounts owed by that Seller and/or its Associate to the Company (except to the extent such amounts remain outstanding in connection with the sale and purchase of products by any Associates in the ordinary course of business and usual payment terms).

3.4 Statement of Estimated Cash on Completion and Estimated Debt on Completion; Estimated Working Capital Amount

One Business Day before the anticipated Completion Date, the Sellers' Representative must deliver to the Buyer:

(a) a written statement which specifies the Estimated Cash on Completion;

(b) the Estimated Completion Statement together with a written statement which specifies the Estimated Working Capital Amount, and the Estimated Working Capital Surplus or Estimated Working Capital Shortfall, as the case may be; and

(c) a written statement which specifies the Estimated Debt on Completion.

3.5 Payment of Debt

Following the Completion, the Company will remain responsible for the payment and full discharge of all of the Debt payable by the Company.

3.6 Holdback Amount

(a) The Buyer will ensure that the Holdback Amount will remain available to the Buyer to be used in accordance with this Agreement until such time as it is paid pursuant to this clause 3.6.

(b) If any amount is payable by the Sellers to the Buyer in accordance with clause 5.2 and clause 5.3, the Buyer may withhold the relevant amount from the Holdback Amount and the withheld amount will be deemed to have been paid by the Sellers to the Buyer in accordance with clause 5.2.

(c) If, during the Holdback Period:

(i) the Buyer makes a Claim in respect of a Warranty or under the Tax Claim or the Specific Indemnity against the Sellers in compliance with the provisions of this Agreement; and

(ii) such a Claim in respect of a Warranty or under the Tax Claim or under the Specific Indemnity (as applicable) has been agreed between the Sellers' Representative and the Buyer, or finally determined by a court of competent jurisdiction, to be a claim for which the Sellers must indemnify the Buyer (such claim being a **Resolved Claim**),

then the Buyer may withhold the amount of the Resolved Claim from the Holdback Amount, and the withheld amount will be deemed to be a reduction to the Purchase Price.

(d) If, at the end of the Holdback Period, the Buyer has commenced proceedings in a court of competent jurisdiction against the Sellers for a Claim in respect of a Warranty or under the Tax Claim or under the Specific Indemnity against the Sellers in accordance with the provisions of this Agreement (**Unsettled Claim**) then for, as long as the Buyer diligently pursues the Unsettled Claim, the Buyer must, as soon as reasonably practicable (and in any event within 10 Business Days of the end of the Holdback Period) pay the amount equal to:

(i) the Holdback Amount, less

(ii) any amount paid under clause 3.6(b) above, less

(iii) the Buyer's reasonable estimate of the quantum of such Unsettled Claim,

(such amount not to be a negative number) to the Sellers. On resolution or settlement of the Unsettled Claim, the Buyer must, as soon as reasonably practicable (and in any event within 10 Business Days of resolution or settlement of the Unsettled Claim) pay the balance of the Holdback Amount, less any amount to which the Buyer is entitled pursuant to such resolution or settlement, to the Sellers, and the withheld amount will be deemed to be a reduction to the Purchase Price.

(e) Notwithstanding any provision of this Agreement, if at the end of the Holdback Period there are no Unsettled Claims or the Unsettled Claims are not resolved or settled within the expiry of 12 months following the Holdback Period (the **Longstop Period**), the Buyer must, as soon as

reasonably practicable (and in any event within 10 Business Days of the end of the Holdback Period or Longstop Period as applicable) pay the amount equal to:

(i) the Holdback Amount, less

(ii) any amount paid under clause 3.6(b) above,

to the Sellers.

3.7 Lowest Price

For the purposes of subpart EW of the Tax Act, the parties:

(a) acknowledge that the Purchase Price is the lowest price that they would have agreed upon with respect to the Shares at the time this Agreement was executed if payment had been required in full at the time at which the first 'right' (as defined in the Tax Act) in the Shares was transferred from the Sellers to the Buyer. Accordingly, the Purchase Price is the "lowest price" in accordance with the Tax Act; and

(b) agree that they will compute their taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their New Zealand Tax returns accordingly.

4. *Completion*

4.1 Time and place for Completion

Subject to the provisions of this Agreement, Completion must take place at the office of the Sellers' Solicitor or otherwise by electronic exchange at 10am on the Completion Date.

4.2 Completion

(a) On or before Completion, each party must carry out the Completion Steps required of it in accordance with Schedule 2.

(b) Completion will have occurred when each relevant party has completed or waived the Completion Steps.

4.3 Simultaneous actions at Completion

In respect of Completion:

(a) the obligations of the parties under this Agreement are interdependent;

(b) all actions required to be performed will be taken to have occurred or waived simultaneously on the Completion Date; and

(c) the Buyer need not complete the purchase of any Shares unless the purchase of all the Shares is completed simultaneously.

4.4 Notice to complete

(a) If a party (**Defaulting Party**) fails to satisfy its obligations under clause 4.2 and Schedule 2 on the day and at the place and time for Completion, then the other party (**Non-defaulting Party**) may give the Defaulting Party a notice (**Completion Notice**) requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the Completion Notice and declaring time to be of the essence.

(b) If the Defaulting Party fails to satisfy the obligations set out in the Completion Notice within those 10 Business Days the Non-defaulting Party may, without limiting any other rights it may have, terminate this Agreement by written notice to the Defaulting Party.

4.5 Conditions of Completion

(a) Completion is conditional on the Buyer and the Sellers complying with all of their obligations under this clause 4.

(b) The Buyer may, in its sole discretion, waive any or all of the actions (where permitted by law) that the Sellers are required to perform under paragraph 2.1 of Schedule 2 and the Sellers may, in their sole discretion, waive any or all of the actions (where permitted by law) that the Buyer is required to perform under paragraph 2.2 of Schedule 2.

(c) Unless otherwise waived by the party receiving the benefit of this clause, if the Sellers or the Buyer fail to fully comply with their obligations under this clause 4 and do not complete this Agreement, then each party must:

(i) return to the other relevant party all documents and Records delivered to it under this clause 4 or Schedule 2 and as may be required under the Confidentiality Agreement;

(ii) repay to the other relevant party all payments received by it under this clause 4 or Schedule 2; and

(iii) do everything reasonably required by the other relevant party to reverse any action taken under this clause 4 or Schedule 2,

without prejudice to any other rights any party may have in respect of that failure.

5. Completion Statement and adjustment of Purchase Price

5.1 Completion Statement

Following Completion, the Sellers and the Buyer must cause the Completion Statement to be prepared in accordance with Schedule 4.

5.2 Post-Completion adjustment of Purchase Price

(a) If the Actual Working Capital Amount of the Company in the Agreed Completion Statement is:

(i) less than the Estimated Working Capital Amount, the Sellers must refund an amount equal to the shortfall to the Buyer; or

(ii) more than the Estimated Working Capital Amount, the Buyer must pay an amount equal to the excess to the Sellers,

within five Business Days of the Agreed Completion Statement becoming final and binding on the parties.

(b) If the Actual Cash Amount of the Company in the Agreed Completion Statement is:

(i) less than the Estimated Cash on Completion, the Sellers must refund an amount equal to the shortfall to the Buyer; or

(ii) more than the Estimated Cash on Completion, the Buyer must pay an amount equal to the excess to the Sellers,

within five Business Days of the Agreed Completion Statement becoming final and binding on the parties.

(c) If the Debt of the Company as of the Completion Date is more than the Estimated Debt on Completion, the Sellers must pay the Company an amount equal to the Debt Shortfall, and the Buyer must procure that the Company applies the funds paid to it under this clause 5.2(c) towards the payment and full discharge of all of the Debt payable by the Company.

5.3 Adjustment of Purchase Price for Target FY24 Revenue shortfall

(a) Subject to the Buyer complying with clause 5.3(b), if the Actual FY24 Revenue is less than the Target FY24 Revenue, the Sellers must refund the shortfall to the Buyer.

(b) The Buyer undertakes to the Seller from the Completion Date to 31 March 2024 to carry on the Business:

(i) independently of any other business of the Buyer or any Associate of the Buyer;

(ii) in the ordinary and usual course of the Business as carried on at Completion;

(iii) on an arms' length basis and on reasonable commercial terms; and

(iv) and use its best endeavours to maximises the revenue of the Company for the financial year ended 31 March 2024;

(c) The Buyer acknowledges and agrees that it will not, and will procure that the Company does not, directly or indirectly:

(i) take any action, or cause or permit anything to be done that could distort the financial performance of the Company (including, for the avoidance of doubt, taking any action to defer or delay sales), or with the purpose of prejudicing the ability of the Company to maximise the revenue of the Company for the financial year ended 31 March 2024;

(ii) divert or redirect any trade, business opportunities or revenue away from the Company including by way of establishing, acquiring or developing any business in any location in which the Company carries on its Business that competes with or is similar to the Business of the Company as carried on at Completion;

(d) The Buyer must provide a monthly sales report to the Sellers' Representative (within 5 Business Days of the end of each month up to and including 31 March 2024) that includes information about total sales and revenue received by the Company during the previous month including anticipated sales volumes and revenue earnings of the Company for the remaining period up to and including 31 March 2024 together with any supporting information as reasonably requested by the Sellers' Representative from time to time.

5.4 Adjustment to the Purchase Price

Any payment under this clause 5 will be an adjustment to the Purchase Price.

6. Period after Completion

6.1 Information requirements

After Completion, the Buyer must (and must procure that the Company does), after reasonable notice in writing from the Sellers, give the Sellers and their advisers reasonable access to the documents, Records and accounts of the Company during normal business hours (and permit the Sellers and their advisers to take copies of them at the Sellers' expense) for the purpose of the Sellers using them in connection with:

(a) the preparation of any Tax return, or responding or dealing with any Government Agency in relation to a Tax matter, in respect of a period before the Completion Date;

(b) any actual or threatened legal or administrative inquiry by any Government Agency;

(c) any actual or threatened Claim for breach of this Agreement (including breach of Warranty) or of any agreement executed pursuant to this Agreement; or

(d) the preparation or audit of any financial statement which the Sellers are legally required to prepare.

6.2 Consultation and transitional support

The Sellers will, at their cost, use their reasonable endeavours to ensure that Jason Crowe:

(a) remains available to the Buyer for the provision of reasonable consultation and transitional support services from the Completion Date up to 31 March 2024; and

(b) complies with the reasonable instructions of the Buyer in relation to the manner in which any such services are to be conducted.

6.3 Domain Names

To the extent that the Domain Names have not transferred to the Company on or before Completion, the Sellers will use their reasonable endeavours to procure that the Domain Names are transferred to the Company, and that the Company is recorded as the registrant of each of the Domain Names, for a period of up to six months from Completion.

7. Release of Sellers Guarantees

The Buyer and the Sellers:

(a) must each use reasonable commercial endeavours to procure the release of the Sellers and their Associates from each of the Sellers Guarantees with effect from Completion; and

(b) to the extent to which the release of a Sellers Guarantee is not obtained by Completion, the Buyer indemnifies the Sellers and their Associates from and against any Claim or liability arising out of the Sellers Guarantees that may be suffered or incurred by the Sellers or any of their Associates, where such liability arises as a result of activities of the Business occurring after Completion.

8. Warranties

8.1 Giving of Warranties

(a) Subject to the qualifications and limitations in this clause 8, the Sellers jointly and severally warrant to the Buyer at the date of this Agreement and at Completion (by reference to the circumstances then existing) that each Warranty is true and accurate and not misleading.

(b) The Sellers acknowledge that the Buyer has entered into and will complete this Agreement in reliance on the Warranties.

(c) Each Warranty remains in full force and effect after Completion and is to be construed separately and independently from the others and is not limited by reference to any other Warranty or any other provision of this Agreement.

8.2 Sellers to disclose breach

The Sellers must promptly notify the Buyer if, at any time after the date of this Agreement, but prior to Completion, the Sellers become aware:

(a) of anything that does or might constitute a breach of any of the Warranties as at the date of this Agreement; or

(b) that an act or event has occurred which would or might reasonably be expected to result in a Warranty ceasing to be true at Completion.

8.3 Disclosure Matters

(a) The Buyer acknowledges and agrees that the Sellers have disclosed, or are deemed to have disclosed, against the Warranties (other than the Tax Warranties and the Fundamental Warranties), and the Buyer is aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances which:

(i) are Fairly Disclosed in the Disclosure Material;

(ii) were recorded against the name of the Company in a public register maintained by any of the following bodies, on 24 November 2023:

(A) Land Information New Zealand;

(B) the Companies Office (including the PPSR);

(C) Intellectual Property Office of New Zealand (IPONZ) and Domainz; or

(D) the High Court of New Zealand;

(iii) are specifically provided for or contemplated under the terms of this Agreement; or

(iv) are done or omitted at the written request, or with the written approval, of the Buyer.

(b) The Warranties (other than the Tax Warranties and the Fundamental Warranties) are given subject to the disclosures or deemed disclosures described in clause 8.3(a). The Sellers will have no liability under the Warranties (other than the Tax Warranties and the Fundamental Warranties) to the extent that disclosure is made, or is deemed to have been made, against the Warranties under this clause 8.3.

8.4 Time limitations

The Buyer may only make a Claim in respect of a Warranty or under the Tax Indemnity or the Specific Indemnity, if:

(a) in respect of any Warranty (other than the Tax Warranties) or the Specific Indemnity, it has given written notice to the Sellers' Representative setting out the general nature of the Claim and the matters giving rise to that Claim within 24 months from the Completion Date;

(b) in respect of a Tax Claim, it has given written notice to the Sellers' Representative of the general nature of the Tax Claim within 6 years from the Completion Date; and

(c) the Buyer gives notice in writing of a Claim to the Sellers' Representative, setting out reasonable particulars of the grounds on which it is based, together with the Buyer's estimate (on a without prejudice basis) of the amount of such Claim (where possible) as soon reasonably practicable after the Buyer becomes aware of the fact or circumstance giving rise to the Claim provided that a failure by the Buyer to do so will not preclude the Buyer from making a Claim.

8.5 De minimis and basket

The Sellers are not liable to make any payment (whether by way of damages or otherwise) for any breach of any Warranty (excluding the Fundamental Warranties):

(a) **De minimis**: if the amount finally adjudicated or agreed against the Sellers in respect of the breach, or a series of breaches relating to the same or substantially similar facts, matters or circumstances, is less than 0.1 percent of the Purchase Price; and

(b) **Basket**: until the total of all amounts finally adjudicated or agreed against the Sellers in respect of breaches of Warranty exceeds 1 percent of the Purchase Price,

in which case the Sellers are liable to pay all amounts adjudicated or agreed as being payable, not just the excess over the relevant threshold.

8.6 Maximum liability

(a) The maximum aggregate amount which the Buyer may recover from the Sellers under this Agreement for all Claims (whether by way of damages or otherwise) for breach of Warranties (excluding the Fundamental Warranties and the Tax Warranties) is 50 per cent of the Purchase Price as adjusted.

(b) The maximum aggregate amount which the Buyer may recover from the Sellers under this Agreement for all Claims for breach of the Fundamental Warranties and in respect of the Tax Warranties or under the Tax Indemnity or under the Specific Indemnity, is the Purchase Price (as adjusted).

8.7 Limitation for Future Events

The Sellers are not liable to the Buyer for any Claim, or increase in any Claim, for breach of a Warranty (other than a Tax Claim) if that Claim would not have arisen except for:

(a) anything voluntarily done or not done after Completion by the Buyer or any person acting on behalf of the Buyer including as a result of or in connection with ceasing to carry on business with any person who was a customer of the Company as at Completion, other than:

(i) the exercise of rights, or the satisfaction of an obligation, under this Agreement;

(ii) the satisfaction of an obligation under any consent, legislation, regulations, or Government Agency requirement in force as at Completion;

(iii) the satisfaction of an obligation under any Business contract; or

(iv) in accordance with general practice of the Company prior to Completion;

which the Buyer was aware was reasonably likely to give rise to a Claim (except where it is as a result of a breach of Warranty by the Sellers);

(b) the enactment of any legislation or generally accepted accounting practice after Completion, including legislation or accounting practice which has a retrospective effect;

(c) a change in ownership of the Business after Completion; or

(d) any change of any law, interpretation of law, generally accepted accounting practice or any administrative practice of any Government Agency after Completion, including any legislation or change which has a retrospective effect.

8.8 Further limitations

The Sellers are not liable for any Claim for breach of a Warranty (other than a Tax Warranty) or under an indemnity, and the Buyer must not make any Claim for breach of Warranty or under an indemnity (other than a Tax Claim), to the extent that:

(a) the Claim is made good, offset (including as a result of expenditure being Tax deductible and giving rise to a Tax Saving) or fully compensated for by any other means to the Buyer or the Company;

(b) a specific provision, allowance, reserve or accrual has been made (or otherwise taken account of or reflected) (including by way of net off) in the Accounts or Completion Statement for the fact, matter or circumstance on which the Claim is based (up to the amount of that provision, allowance, reserve or accrual) or is a matter that has been noted or otherwise taken into account in the Accounts or the Completion Statement;

(c) the Claim arises out of or is increased as a result of any breach by the Buyer of this Agreement, or of any agreement entered into pursuant to this Agreement;

(d) the Claim arises out of or is increased as a result of:

(i) the enactment or amendment of any legislation or generally accepted accounting practice (including legislation or accounting practice which has a retrospective effect announced after Completion);

(ii) any change of any law, interpretation of law, generally accepted accounting practice or any administrative practice or ruling of any Government Agency including any legislation or change which takes effect retrospectively,

after Completion;

(e) the matter giving rise to the Claim is remediable and, within 60 days after receiving written notice of the Claim in accordance with this Agreement, the Sellers remedy the matter to the satisfaction of the Buyer acting reasonably;

(f) the Loss arises out of the cessation or change of the Business after Completion;

(g) the Loss would not have arisen without a change in ownership of the Company, or a material restructure of the Business;

(h) the Buyer or the Company makes, will make or has made a Tax Saving in relation to the matter giving rise to the Loss;

(i) the Loss is Consequential Loss;

(j) the Claim arises out of, or relates to, any forecast, opinion, estimate, model, budget, projection or any other statement relating to future events, in each case provided it is clearly identified as such;

(k) the Claim arises out of, or is increased as a result of, any act or omission by or on behalf of the Sellers or the Company to which the Buyer has consented in writing; or

(l) the Claim relates to a liability that is contingent, unless and until the liability becomes an actual liability and is due and payable.

8.9 Buyer's Acknowledgements

The Buyer acknowledges and agrees that:

(a) it has inspected the Disclosure Material, which is in writing, and has conducted due diligence investigations of the Business and the Company;

(b) the Sellers and their advisers make no express or implied representation or warranty, guarantee or assurance, as to future or forecast costs, revenues or profits;

(c) to the maximum extent permitted by law, all conditions, warranties, representations and undertakings (express, implied, written, oral, collateral or otherwise), except the Warranties, are excluded; and

(d) no representation, warranty, guarantee or assurance has been made in relation to the volume of business or revenue that the Buyer may receive after Completion.

8.10 Insurance and recovered amounts

(a) The Sellers are not liable under a Claim for any Loss to the extent the Buyer or the Company recovers, or is compensated for by any other means, for such Loss from another source, whether by way of contract, indemnity or otherwise (including under a policy of insurance or from a Government Agency).

(b) If the Buyer or the Company is entitled to recover, or be otherwise compensated for, any Loss from another source, the Buyer must use reasonable endeavours to recover or be compensated for that Loss, as soon as reasonably practicable, from that source, so as to reduce as far as reasonably possible the Loss that is the subject of any Claim against the Sellers.

(c) If, after the Sellers have made a payment in respect of a Claim (**Damages Payment**), the Buyer or the Company recovers or is compensated by any other means for any Loss that gave rise to the Claim, and the amount so recovered together with the Damages Payment, exceeds the amount of the Buyer's actual Loss in respect of the matter which gave rise to the relevant Claim, the Buyer must immediately pay to the Sellers the lower of (i) the excess; and (ii) the Damages Payment as an increase to the Purchase Price, less all reasonable costs and expenses incurred by the Buyer. For the avoidance of doubt, any payment by the Buyer under this clause 8.10 will not reduce the amount of the Claim which is taken into account under clause 8.5(b).

8.11 No representation by Company

(a) The Sellers acknowledge that the Company does not give any representation, warranty or guarantee about the accuracy of any information or opinion given by the Company or the Company's officers, Employees, agents or advisers to the Sellers or the Sellers' officers, employees, agents or advisers in connection with the Warranties, the Business, the affairs of the Company, or the negotiation and preparation of this Agreement.

(b) The Sellers irrevocably waive any right or Claim that the Sellers may have against the Company or the Company's officers, Employees, agents or advisers for any error or misrepresentation in, or omission from, any information or opinion referred to in clause 8.11(a). This clause 8.11 is also for the benefit of, and may be enforced by, the Company and its officers, employees, agents and advisers under the *Contract and Commercial Law Act 2017*.

8.12 Reduction of the Purchase Price

Any payment received by the Buyer or the Company in respect of any Buyer Claim, as a result of any breach by the Sellers of any Warranty, under the Tax Indemnity or otherwise is a reduction and refund of the Purchase Price.

8.13 Independence

Each qualification and limitation in this clause 8 is to be construed independently of the others and is not limited by any other qualification or limitation.

8.14 Survival

This clause 8 remains in force and effect after Completion, according to its terms.

8.15 Mitigation

Nothing in this Agreement affects the principles of common law relating to mitigation of loss.

8.16 Company's Loss is the Buyer's Loss

Without limiting the amount which may be claimed by the Buyer, for the purposes of any Claim under this Agreement, a Loss will be deemed to be suffered or incurred by the Buyer to the extent that any such Loss is suffered or incurred by the Company. It will not be necessary for the Buyer to establish loss or damage to itself whether by way of diminution of the value of the Shares or otherwise, and, without limiting the amount which might be claimed by the Buyer, the amount of the Loss will be deemed to be at least equal to the Loss suffered or incurred by the Company.

8.17 Fraud or Wilful Non-Disclosure

Nothing in this Agreement will exclude or affect any right or remedy available to the Buyer in respect of fraud or wilful non-disclosure by a Seller or any person acting on behalf of, or on the direction or instruction of, a Seller.

9. *Tax Indemnity*

9.1 Tax Indemnity

Subject to any applicable limitation under this Agreement, the Sellers indemnify the Buyer from and against any Tax for which the Company is or becomes liable to pay (and whether the Company is primarily or jointly or severally liable), to the extent that the Tax:

(a) relates to any period or part period ending on or before the Completion Date; or

(b) would not have arisen but for breach of a Tax Warranty; and

(c) the Sellers also indemnify the Buyer from and against any amount of Relief (multiplied by the relevant Tax rate, if applicable) of the Company or the Buyer that is attributable to a period after the Completion Date that is used to offset or eliminate an amount of Tax for which the Sellers are liable to indemnify the Buyer under any of subclauses (a) and (b) above.

9.2 Limitations

Without limiting any other provision of this Agreement, the Buyer will not be entitled to make any Tax Claim, and the Sellers will have no liability, in respect of any Tax liability to the extent that:

(a) the Tax liability has been paid on or before Completion to the relevant Tax Authority;

(b) provision or reserve for the amount of the Tax liability has been made in the Completion Statement;

(c) the Tax liability would not have arisen but for the Company or the Buyer, without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed), amending or requesting an amendment to any Tax return relating to any period prior to Completion except where such amendment is required to comply with applicable law;

(d) the Tax liability would not have arisen, or would have been reduced or eliminated but for a failure by the Buyer or the Company after Completion to make a claim or election or to give any notice or consent the making or giving of which was notified by the Sellers in writing to the Buyer at least two Business Days prior to Completion and which is permitted by applicable law;

(e) the Tax liability arises or is increased as a result of any voluntary change in accounting principles or in the treatment of any item for Tax purposes from the treatment of that specific item adopted by the Company in taking a tax position prior to Completion (except where such change is required by or to ensure compliance with applicable law) or as a result of the change of the Tax balance date of the Company after Completion;

(f) the Tax liability arises as a result of any change in law, including any retrospective change or increase in rates of Tax, announced after the date of this Agreement;

(g) the Tax liability arises in respect of an amount of income or an asset that was not taken into account in the Completion Statement and that income or the value of the asset exceeds the Tax liability in respect of that income or asset;

(h) any Relief available to the Company in a period ending on or before Completion not taken into account in the Completion Statement is available to the Company to relieve or reduce the Tax liability;

(i) the Buyer or the Company makes, will make or has made a Tax Saving after Completion in relation to the matters that give rise to the particular Tax liability;

(j) the Buyer or the Company, without the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed), has made a payment or admission of liability in respect of a Tax Demand or other event or has failed to comply with their obligations under clause 9.3 and such non-compliance has caused the right to dispute the Tax liability to be lost;

(k) the Tax liability would not have arisen but for:

    (i) the sale of the Shares in accordance with this Agreement;

    (ii) any change in ownership (including by reference to direct or indirect voting interests or market value interests) in the Company after Completion;

    (iii) the elimination of any balances on any imputation credit accounts, or other Tax memorandum accounts required to be maintained by the Company as a result of the transfer of the Shares under this Agreement; or

    (iv) the inability of the Company to carry forward Relief as a result of the sale of the Shares in accordance with this Agreement ; or

(l) the Tax liability is or will be directly offset by a reduced liability for Tax of the same type, and arising in respect of the same matter, in a period after Completion.

9.3 Tax Demands and Other Events

(a) If the Company receives a Tax Demand or becomes aware of any other event which may give rise to a Tax Claim:

(i) the Buyer must give notice of that Tax Demand or other event to the Sellers in writing as soon as reasonably possible after receiving notice of the Tax Demand or otherwise becoming aware of the relevant event;

(ii) the Buyer must ensure that no payment (except to the extent required by law) or admission of liability in relation to the Tax Demand or other event is made or other steps are taken which may in any way prejudice any challenge to it or defence to that claim without the prior written consent of the Sellers (which will not be unreasonably withheld or delayed);

(iii) subject to the Sellers first agreeing that the Tax Indemnity applies to the matter, such that the Sellers will be liable to indemnify the Buyer against all Tax incurred by the Company in connection with the Tax Demand or other event, the Buyer permits the Sellers, in the name of the Company, and acting reasonably, to conduct all negotiations with the applicable Tax Authority in relation to the Tax Demand or other event and, in the case of a Tax Demand, to utilise all procedures and take all actions to defend, challenge, appeal or otherwise dispute the Tax Demand; and

(iv) the Buyer must procure that the Company gives access to its books, accounts, records and personnel as is reasonable to enable the Sellers or their professional advisers to deal with matters in relation to the Tax Demand or other event.

(b) If the Buyer has previously received a payment under the Tax Indemnity in relation to the Tax Demand or other event and, following the Sellers exercising its powers under clause 9.3(a)(iii), the Company receives any Tax credit, refund or reimbursement of costs relating to the Tax Demand or other event, the Buyer or the Company will promptly pay to the Sellers (to the extent that it does not exceed that amount previously paid by the Sellers) an amount equal to the amount of that Tax credit, refund or costs together with any interest (net of Tax) which the Buyer or the Company has received from any Tax Authority on that portion of any such Tax credit or refund.

(c) The Sellers shall meet all of their own out of pocket expenses incurred in relation to procedures contemplated by this clause 11.3 and promptly reimburse the Buyer for any reasonable out of pocket costs and expenses properly incurred by the Buyer or the Company in complying with this clause 11.3 on receipt of copies of the relevant invoices or other such evidence of incurrence of reasonable out of pocket costs or expenses by the Buyer or the Company.

9.4 Tax Returns

(a) The Sellers will be entitled to prepare and file Tax returns and computations for the Company for all Tax periods ending on or prior to the Completion Date, provided that such returns must be filed in accordance with the Company's obligations under the relevant Tax Law. The Buyer shall procure that the Company cooperates with any reasonable requests from the Sellers to the

extent necessary to allow the Sellers to prepare such returns. The Buyer shall procure that the Company signs and files such returns prior to the applicable deadline.

(b) The Buyer will arrange for the Company to prepare and file the Tax returns and Tax computations for the Tax period current at Completion (the **Straddle Returns**). The Buyer will promptly disclose to the Sellers and use its best endeavours to agree with the Sellers any variations in the information in the Straddle Returns that would give rise to any change in Tax liability from that shown in the Completion Statement. If there is any disagreement between the Sellers and the Buyer as to the content of any Straddle Returns, the Sellers will determine the form of that return for the period up to and including Completion and the Buyer will determine the content of the return for the period after Completion.

9.5 Indemnity is for net position

(a) The Sellers' aggregate liability under the Tax Indemnity is limited to the net overall liability for Tax incurred, which arises in the circumstances referred to in clause 11.1.

(b) If, during any period during which the Buyer is entitled to make any claim under the Tax Indemnity, the Company has reductions in its liability for Tax or increases in Relief with the result that it proves to have overpaid Tax prior to Completion or has over provided for Tax in the Completion Statement, any such reductions or increases will be taken into account in determining the net liability of the Sellers under the Tax Indemnity.

(c) If any reduction in liability or increase in Relief referred to in clause 11.5(b) occurs before any increase in liability which would otherwise entitle the Buyer to claim under the Tax Indemnity, that Claim must be reduced by the amount of the reduction in liability or increase in Relief.

(d) If the Sellers have paid any amounts under the Tax Indemnity and, by the end of the period referred to in clause 8.4(b), the Company has had reductions in its Tax liability or increases in Relief (which have not previously been taken into account in satisfying claims under the Tax Indemnity), the Buyer will repay the Sellers an amount equal to the lesser of:

(i) the aggregate of such reductions in liability and/or increases in Relief; and

(ii) the total amounts paid by the Sellers under the Tax Indemnity.

9.6 Timing of payment

Any payment the Sellers are liable to make under the Tax Indemnity or for breach of the Tax Warranties:

(a) must, where the payment relates to a Tax liability, be made at least five Business Days before the last date on which payment may be made by the Buyer or the Company of the relevant liability to the relevant Tax Authority without incurring any liability to pay any penalty or interest; and

(b) otherwise, must be paid to the Buyer within five Business Days following demand being made by the Buyer, provided that the Sellers are satisfied as to the basis on which the claim has been calculated in accordance with this clause 11.

9.7 Claims relating to Tax

No Buyer Claim may be made in respect of Tax, including a Claim for breach of any Tax Warranty, other than in accordance with the procedures and subject to the limitations in this clause 11.

10. *Specific Indemnities*

10.1 Chee Siong Yap Indemnity

The Sellers jointly and severally indemnify (and will keep indemnified) the Buyer from and against any Loss that the Company and/or the Buyer may suffer (in respect of any period up to and ending on the Completion Date) as a result of the Company's potential misclassification of Mr Chee Siong Yap as an independent contractor rather than an employee of the Company, including but not limited to Loss arising from:

(a) any Claim brought by Mr Chee Siong Yap against the Company in respect of any unpaid minimum statutory entitlements (including, but not limited to, minimum wage entitlements, minimum holidays and leave entitlements, and superannuation entitlements);

(b) any Claim in respect of unpaid Tax and associated penalties brought by a Government Agency against the Company arising from the Company's potential misclassification of Mr Chee Siong Yap as an independent contractor; and

(c) any investigation by the Employment Relations Authority or any order of the Employment Court in relation to Company's potential misclassification of Mr Chee Siong Yap as an independent contractor.

10.2 COVID-19 Government Initiatives

The Sellers jointly and severally indemnify (and will keep indemnified) the Buyer from and against any Loss that the Company and/or the Buyer may suffer (in respect of any period after Completion), if the Company is required to repay a monetary COVID-19 related government support initiative whether as a result or outcome of the review of such matters being undertaken by the Ministry of Social Development at the time of signing of this agreement or otherwise.

11. *Procedures for dealing with Claims*

(a) As soon as reasonably practicable after the Buyer receives any Third Party Claim that may give rise to a Buyer Claim against the Sellers (other than a Tax Claim), the Buyer must give written notice to the Sellers, setting out details of the Third Party Claim.

(b) In respect of a Third Party Claim for which the Sellers have not accepted liability, the Buyer must not compromise or pay any Third Party Claim or admit liability in relation to any Third Party Claim or demand or agree to arbitrate, compromise or settle any Third Party Claim that may give rise to a Buyer Claim against the Sellers without the prior written approval of the Sellers (which must not be unreasonably withheld or delayed).

(c) The Sellers indemnify the Buyer against any Third Party Claim or Loss which the Buyer pays, or is liable for, arising directly or indirectly from any actions taken by the Buyer in accordance with clause 11(b).

(d) To avoid doubt, nothing in this clause 11, applies to Third Party Claims that may give rise to a Tax Claim (which have their own conduct of claims provisions within the tax indemnity at clause 9).

12. *Competition*

12.1 Definitions

In this clause 11(b):

engage means to directly or indirectly carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved, engaged, concerned or interested in as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

Prohibited Person means:

(a) the Sellers;

(b) any Associate of any Seller,

but does not include Sarah Bennett, Paul Clark (or any of their trusts), Pac Fire Holdings Pty Limited, Pac Fire Australia Pty Limited, Pac Fire New Zealand Limited or any Associate of those Persons.

Restraint Area means any area where the Buyer, or a Related Company of the Buyer, operates a business and, for the avoidance of doubt, includes anywhere in the world where the Company and/or the Business was operated prior to Completion.

Restraint Period means the period commencing on the Completion Date and ending on the fifth anniversary of the Completion Date.

12.2 Undertakings

For the purpose of assuring to the Buyer the full benefit of the Business, the Sellers undertake to the Buyer that, subject to clause 12.3, the Sellers will not, and the Sellers will procure that its Associates will not:

(a) at any time use or disclose to any Third Party any Know How, trade secrets, product information or confidential information of the Business or the Company which is not generally known or available in the market place or which, but for a breach of this clause 12.2, would not be generally known or available in the market place; and

(b) during the Restraint Period:

(i) **no competition or interest**: engage in (whether alone or in partnership or joint venture with anyone else) or otherwise be concerned with or interested in (whether as director, advisor, contractor, joint venturer, beneficiary, trustee, principal, agent, partner, consultant, employee, shareholder, unit holder or in any other capacity) any business which is the same or substantially similar to the whole or any part or parts of the Business in the Restraint Area;

(ii) **customers**: induce, solicit or persuade, or attempt to induce, solicit or persuade any person or corporation which is a customer, intermediary or supplier of the Business, or who was in the 12 month period before the Completion Date a customer, intermediary or supplier of the Business, to cease doing business with the Buyer or the Company or reduce the amount of business which the customer, intermediary or supplier would normally do in respect of the Business;

(iii) **business**: accept from a customer, intermediary or supplier referred to in clause 12.2(b)(iii) any business of the kind ordinarily forming part of the Business;

(iv) **employees**: at any time induce or attempt to induce any person who is at the time of Completion (or who later becomes, an employee or contractor of the Company or any Related Company of the Company) working in the Business to terminate his or her employment or engagement with the Company or any Related Company of the Company;

(v) **interfere**: interfere in any way with the relationship between the Business and its customers, employees, contractors and/or suppliers, or between the Business and any Government Agency; or

(vi) **assist**: counsel, cause or otherwise assist any person to do any of the acts referred to in sub-clauses 12.2(b)(i) through to 12.2(b)(v).

12.3 Restraint Exceptions

Nothing in clause 12.2 restricts the Sellers from, either directly or indirectly:

(a) holding or acquiring up to 5% of the issued ordinary shares in the capital of a listed company;

(b) holding or acquiring up issued shares in the capital of Pac Fire Holdings Pty Limited or Pac Fire Australia Pty Limited;

(c) providing services, other than services the same as or substantially similar to the Business, to any customer or supplier of the Company; or

(d) undertaking any act that has been expressly consented to in writing by the Buyer.

12.4 Acknowledgments

The Sellers acknowledge that:

(a) the prohibitions and restrictions contained in this clause 11(b) are material to the Buyer's decision to enter into this Agreement;

(b) the prohibitions and restrictions contained in this clause 11(b) are reasonable in the circumstances as to the subject matter, area and duration and are necessary to protect the Business (including the goodwill of the Business);

(c) damages are not an adequate remedy if the Sellers breach this clause 11(b);

(d) the Buyer may apply for injunctive relief if:

(i) any Prohibited Person breaches or threatens to breach clause 11(b); or

(ii) the Buyer believes a Prohibited Person is likely to breach clause 11(b);

(e) any failure to comply with clause 11(b) would diminish the value of the Company and/or the Business; and

(f) in relation to this Agreement and, in particular, to this clause 11(b), it has received legal advice.

12.5 Survival of Obligations

The Sellers' obligations under this clause 11(b) survive the Completion of this Agreement.

13. General

13.1 Notices

(a) Unless expressly stated otherwise in this Agreement, any notice or communication (a **Notice**) given under this Agreement must be in legible writing and in English, signed by an authorised person of the sender and addressed to, the addressee.

(b) Notices must be hand delivered or sent by email to the addressee's address for notices specified in the notice details in the Parties section of this Agreement, or as otherwise agreed in writing by the parties.

(c) A Notice given in accordance with this clause takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(i) if hand delivered, on delivery; and

(ii) if sent by email, on the date and time the email is sent (as shown in a confirmation of the email generated by the sender's computer system which indicates that the email was sent to the email address of the recipient notified for the purpose of this clause and provided that the sender's computer system has not generated a record that the email has not been received),

but if the delivery, receipt or transmission is not on a Business Day, or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

13.2 Governing law and jurisdiction

This Agreement is governed by the laws of New Zealand. The parties submit to the exclusive jurisdiction of its courts and courts of appeal from them. The parties will not object to the exercise of jurisdiction by those courts on any basis.

13.3 Prohibition or enforceability

Each provision of this Agreement is individually severable. If any provision of this Agreement is or becomes invalid or unenforceable, that provision will, subject to written agreement between the parties (acting reasonably), be modified to the minimum extent necessary to render that provision valid and enforceable. If the parties cannot agree to such modification, that provision will be deleted from this Agreement. The invalidity or unenforceability of that provision will not affect the other provisions of this Agreement, all of which will remain in full force and effect to the extent permitted by

law, subject to any modifications made necessary by the deletion of the invalid or unenforceable provision.

13.4 Waivers

A waiver of any right, power or remedy under this Agreement must be in writing signed by the party, or an authorised representative of the party, granting it. A waiver only affects the particular obligation or breach for which it is given. It is not an implied waiver of any other obligation or breach or an implied waiver of that obligation or breach on any other occasion.

The fact that a party fails to do, or delays in doing, something the party is entitled to do under this Agreement does not amount to a waiver.

13.5 Variation

A variation of any term of this Agreement, or a right or obligation created under it, must be in writing and signed by the Buyer and the Sellers' Representative.

13.6 Cumulative rights

The powers, rights and remedies of a party under this Agreement are in addition to and do not exclude any other power, right or remedy provided by law or otherwise.

13.7 Further assurances

Each party must, at its own cost, do all things reasonably necessary to give full effect to this Agreement and the transactions contemplated by it.

13.8 Entire agreement

This Agreement (together with the Disclosure Letter) records the entire understanding and agreement of the parties relating to the matters dealt with in this Agreement and supersedes all previous understandings or agreements (whether written, oral or both) relating to such matters.

13.9 Relationship

The parties acknowledge and agree that nothing in this Agreement will constitute one party the trustee of, partner of, employee of, agent of, or joint venturer with, the other and that, other than as expressly provided for in this Agreement, no party will have the right to bind the other without the other's prior written consent.

13.10 Third party rights

Unless this Agreement expressly provides otherwise, no person other than the parties has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this Agreement.

13.11 Counterparts

This Agreement may be executed in any number of counterparts which, read together, will constitute one instrument. A party may execute this Agreement by signing any counterpart. This Agreement is binding on the parties on exchange of counterparts. A copy of a counterpart that is electronically

scanned and emailed will be treated as an original counterpart, is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original. The parties consent to using and being bound by their electronic signatures.

13.12 Non-merger

No provision of this Agreement merges on execution, completion or termination.

13.13 Effect of Termination

If this Agreement is terminated:

(a) the provisions of this Agreement will cease to have effect (from the effective date of any such termination) except for the Surviving Provisions or any breach of this Agreement occurring before such termination; and

(b) the Buyer must, if requested by the Sellers, return to the Sellers, or with the written consent of the Sellers destroy, the Records and all confidential information or other documents and materials obtained from the Sellers in respect of the Company which it has under its control or possession in accordance with the Confidentiality Agreement.

13.14 Continuing indemnities and survival of indemnities

Unless this Agreement expressly provides otherwise:

(a) each indemnity in this Agreement survives the expiry or termination of this Agreement; and

(b) a party may recover a payment under an indemnity in this Agreement before it makes the payment in respect of which the indemnity is given.

13.15 No assignment or novation

(a) Subject to clause 13.15(b) below, a party may not assign or novate this Agreement or otherwise transfer or deal with the benefit of this Agreement or an obligation, right or remedy under it, without the prior written consent of the other parties which consent will not be unreasonably withheld or delayed.

(b) The Buyer may assign, charge or grant a security interest over a right under this Agreement to:

(i) a secured financier providing financial accommodation to the Buyer in connection with the acquisition of the Shares; or

(ii) a security trustee or an agent of a financier in respect of facilities made or to be made available to the Buyer to finance or refinance an amount payable under this Agreement,

and if such a security is enforced, the financier, security trustee or agent may assign the benefit of the rights under this Agreement to any purchaser or assignee from the financier or security trustee or agent (or any receiver appointed by any of them) who acquires the Company or all or part of the Business. This clause is also for the benefit of, and enforceable by, the financier, security trustee, agent (or any receiver appointed by any of them) and Buyer or assignee referred to herein under the *Contract and Commercial Law Act 2017*.

13.16 Costs

Each party will bear its own legal and other costs and expenses relating directly or indirectly to the preparation of, and performance of its obligations under, this Agreement except as otherwise expressly provided in this Agreement.

13.17 Legal advice

Each party acknowledges that it has received legal advice in respect of this Agreement or has had the opportunity of receiving legal advice about this Agreement and has declined to make use of such opportunity.

13.18 Set-off

Except as otherwise expressly provided in this Agreement, neither party may set-off, withhold or deduct from any amounts owing, contemplated or otherwise payable under or in connection with this Agreement to the other party.

13.19 Confidentiality

(a) Each party must keep and must procure that their Associates keep confidential the Confidential Information.

(b) Notwithstanding the other provisions of this clause 13.19, either party may, after consultation with the other party whenever practicable, disclose Confidential Information if and to the extent:

   (i) required by law;

   (ii) required by any securities exchange on which either party's securities are listed or traded;

   (iii) required by any Government Agency with relevant powers to which either party is subject or submits (whether or not the authority has the force of law);

   (iv) required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement;

   (v) required by its professional advisers, officers, employees, consultants, subcontractors or agents to provide their services (and subject always to any such disclosure being strictly limited to the purposes reasonably required by the proposed recipients and on condition that those recipients agree in writing to be bound by similar duties of confidentiality);

   (vi) that information is in or has come into the public domain through no fault of that party;

   (vii) the other party has given prior written consent to the disclosure; or

   (viii) it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

(c) The provisions of this clause 13.19 will supersede and extinguish any other agreement between the parties relating to the subject matter of this clause 13.19, including the Confidentiality Agreement.

(d) Clause 13.19, does not apply to the Sellers to the extent the Sellers (or Company) make a general announcement to employees of the Company, or to any supplier or customer, in relation to the existence or effect of this Agreement, and the names of the parties hereto, in each case in a form agreed with the Buyer in writing.

(e) Nothing in this agreement limits the ability of the Buyer, after Completion, to disclose and use any Confidential Information, except to the extent that such information relates to:

(i) the terms of this agreement, including the Purchase Price; or

(ii) the Sellers.

13.20 Announcements

A party must not make or authorise a press release or public announcement relating to the negotiations of the parties or the subject matter or provisions of this Agreement unless:

(a) it is required to be made by law or any securities exchange on which either party's securities are listed or traded and before it is made that party has:

(i) notified the other party/parties; and

(ii) given the other party/parties a reasonable opportunity to comment on the contents of, and the requirement for, such release or announcement; or

(b) it has the prior written approval of the other party/parties.

13.21 Default interest

(a) If a party fails to pay any amount payable under this Agreement on the due date for payment, that party must pay interest on the amount unpaid at the rate of 12 per cent per annum.

(b) The interest payable under this Agreement:

(i) accrues from day to day from and including the due date for payment up to the actual date of payment (based, if applicable, on the interest rate for each such day), before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(ii) may be capitalised by the person to whom it is payable at monthly intervals.

13.22 Time of the essence

Time is of the essence in this Agreement, both as regards the times, dates and periods set out in this Agreement and times, dates and periods which, by agreement in writing between or on behalf of the Seller and the Buyer, are substituted for those set out in this Agreement.

Schedule 1– Sellers, sale Shares and Sellers' ownership percentages

#	Sellers	Column 1 Sellers' details	Column 2 sale Shares	Column 3 Sellers' ownership percentages
1.	**Name**	Pacific Safety International Limited	248,000	99.20%
	Notice details	315 Heads Road, Castlecliff, Whanganui, 4501, New Zealand **Attention**: David Bennett **Email**: david.bennett902@gmail.com		
2.	**Name**	David Bennett	1,000	0.40%
	Notice details	21 Sandcroft Drive, Westmere, Whanganui, 4501, New Zealand **Email**: David.Bennett@pacifichelmets.com		
3.	**Name**	Marion Bennett	1,000	0.40%
	Notice details	21 Sandcroft Drive, Westmere, Whanganui, 4501, New Zealand **Email**: Thetinyhouse7@gmail.com		
	Percentage of Shares sold			100%

Schedule 2 – Completion Steps

1. Pre-Completion actions

1.1 Notifications

At least five Business Days before Completion, the Buyer must notify the Sellers' Representative of the following matters:

(a) any persons it wishes to be appointed as a director of the Company from Completion and deliver to the Sellers' Representative a consent to act signed by each such person;

(b) any persons it wishes to have authorities to operate any bank accounts of the Company;

(c) the address, if any, to which the registered office of the Company is to be changed following Completion; and

(d) alterations, if any, to the constitution of the Company that the Buyer requires be made at Completion.

1.2 Board meeting

At Completion the Sellers must ensure that a meeting of the directors and shareholders (as necessary) of the Company is convened and conducts the following business:

(a) approval of the registration of the Buyer as the holder of the Shares on the transfers of those Shares;

(b) approval of the resignation of existing directors of the Company notified under paragraph 2.1(f) of this Schedule 2 and appointment of the nominees of the Buyer as directors of the Company; and

(c) revocation of existing mandates and approve new mandates to operate the bank accounts in favour of the officers of the Company nominated by the Buyer, including the accounts to which the Buyer has access,

and that minutes or written resolutions from such meetings are provided to the Buyer at Completion.

2. Completion steps

2.1 Sellers' obligations at Completion

At Completion, the Sellers must give the following to the Buyer, or to such other party as the Buyer directs:

(a) **transfers**: completed transfers of the Shares to the Buyer, executed by the Sellers and any consents which the Buyer reasonably requires to obtain registration of those transfers together with the relevant share certificates (if any) or a certificate from a director of the Company certifying that no share certificates have been issued;

(b) **power of attorney**: a copy of any power of attorney or other authority under which the transfers of the Shares are executed;

(c) **updated share register**: an updated share register recording the Buyer as the legal and beneficial owner of the Shares;

(d) **corporate records**: access to all statutory, minute and other record books, share certificate books of the Company (if any) and all unused share certificate forms (if any);

(e) **accounts and Records**: access to the ledgers, journals, books of account and Records of the Company;

(f) **resignations**: the written resignations of the directors of the Company, in Agreed Form and acknowledging that they have no claim for fees, salary or other entitlements against the Company and that there is no agreement or arrangement under which the Company has or could have any obligation to them;

(g) **properties**: all documents in the possession of the Company relating to or affecting the use of the Leased Premises and the Property Leases;

(h) **release of security**: releases and discharges in Agreed Form (duly executed) of any Encumbrances over the Shares and any Company's assets (other than Permitted Encumbrances over such assets or the security interest granted by the Company in favour of Bank of New Zealand and supported by registered financing statement F96ZWB8ME2X54R63), together with an appropriate undertaking from the secured party to the Company or the Buyer (as the case may be) to register a financing change statement on the PPSR discharging the Shares and the relevant assets from its security interest within three Business Days after Completion;

(i) **distribution agreement**: counterparts of the Distribution Agreement, duly executed by Pac Fire Australia Pty Limited and the Company;

(j) **services agreement**: fully signed counterpart copies of the services agreement, in Agreed Form, duly executed by Pac Fire Australia Pty Limited, Pac Fire New Zealand Limited and Pacific Safety International Limited (as the service recipients) and the Company (as the service provider);

(k) **trademark assignments**:

  (i) the duly executed Australian Trade Marks Deed of Assignment; and

  (ii) the duly executed Chinese Trade Mark Deed of Assignment;

(l) **trademark licence agreement**: the duly executed Australian Trade Marks Licence Agreement;

(m) **consents**: the lessor's consent under, or consent to waive the change of control clause, if any, contained in the Property Leases;

(n) **asset sale agreement**: a fully signed copy of the asset sale agreement between Image Signs Limited (as the seller) and the Company (as the buyer), in Agreed Form, pursuant to which the Company agrees to purchase a certain commercial printer and related intellectual property from Image Signs Limited;

(o) **employee transfer form**: a fully signed copy of the employment offer and acceptance letter, in Agreed Form, pursuant to which Christopher Plant agrees to accept a new offer of employment from the Company; and

(p) **other things**: do all other things necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this Agreement and to place the Buyer in effective control of the Company and the Business.

2.2 **Buyer's obligations at Completion**

Subject to the Sellers' performance of the obligations under paragraphs 1.2 and 2.1 of this Schedule, at Completion the Buyer must:

(a) **transfers:** execute and deliver the transfers for the Shares to the Sellers' Representative;

(b) **pay Completion payment**: pay the Initial Purchase Price in accordance with clause 3.2(a);

(c) **consent to act**: deliver to the Company written consents to act from the persons nominated by the Buyer as the directors of the Company; and

(d) **other things**: do all other things necessary or desirable to transfer the Shares, to complete any other transaction contemplated by this Agreement and to place the Buyer in effective control of the Company and the Business.

Schedule 3– Stocktake

1. Stocktake

1.1 Stocktake

(a) The stocktake will be conducted as follows:

(i) the Buyer must give the Sellers not less than three Business Days' notice of the times and places at which the physical stocktake will be conducted; and

(ii) the representatives of the Sellers are entitled to attend to verify details recorded on the stock sheets of the Buyer). Such stocktake will be a full stocktake comprising a full count of all Inventory in the possession or control of the Buyer at the relevant date.

(b) No later than 10 Business Days following Completion, the Buyer must prepare and deliver to the Sellers' Representative a draft Inventory report in accordance with this Schedule 3 (the **Draft Inventory Report**) which must separately identify each item of Inventory, including:

(i) the location;

(ii) the quantity of each item of Inventory at each location;

(iii) the cost and valuation of each item of Inventory in accordance with the valuation methodology set out in this Schedule 3; and

(iv) whether or not any item of Inventory is damaged or not in good working condition.

1.2 Access

The Buyer must procure that the Sellers (and any of their advisers, and, if an Independent Expert is subsequently appointed pursuant to paragraph 1.3 of this Schedule 3, the Independent Expert) are given reasonable access to:

(a) those accounting records, documents and work papers in the Buyer's possession or control which relate to the preparation of the Draft Inventory Report; and

(b) any relevant Employees of the Company to discuss the preparation of the Draft Inventory Report.

1.3 Dispute of Inventory Report

(a) The Sellers' Representative may notify the Buyer within 10 Business Days after receipt of the Draft Inventory Report if the Sellers dispute the Draft Inventory Report including sufficient information as to why the Draft Inventory Report is incorrect, the adjustments that the Sellers propose to make the Draft Inventory Report, including the amount of such adjustments (**Seller Dispute Statement**). If no Seller Dispute Statement is given within the 10 Business Days period, or the Sellers' Representative agrees the Draft Inventory Report in writing, the Sellers confirm that they agree with the Draft Inventory Report and the Draft Inventory Report, will be deemed to be the Agreed Inventory Report and be final and binding on the parties.

(b) If a Seller Dispute Statement is delivered by the Sellers' Representative pursuant to paragraph 1.3(a), the Buyer and the Sellers' Representative must, in good faith, seek to agree the Draft Inventory Report within 10 Business Days after the date of receipt of the Seller Dispute Statement from the Sellers' Representative. Failing agreement, any Seller or the Buyer may refer the matter in dispute to an Independent Expert for determination in accordance with paragraph 1.3(c) of this Schedule 3.

(c) If a dispute in relation to the Draft Inventory Report is referred to an Independent Expert, the Independent Expert will be instructed to determine whether the Draft Inventory Report fairly represents the Company's Inventory as at the Completion Date and has been prepared in accordance with Schedule 3 and, if not, to make the necessary amendments to the Draft Inventory Report, within 10 Business Days of receipt of the submission(s) from the Buyer or any Seller in accordance with paragraph 1.3(d) of this Schedule 3.

(d) Each party may make submissions to the Independent Expert within 10 Business Days of the appointment of the Independent Expert. A copy of any submission made must be given to each other party to this Agreement.

(e) The Independent Expert will act as an expert, not an arbitrator.

(f) The determination in writing of the Independent Expert will (in the absence of manifest error) be final and binding on the parties. The determination by the Independent Expert (as adjusted pursuant to this paragraph 1.3(f)) will be deemed the Agreed Inventory Report.

(g) The costs of the Independent Expert must be borne half by the Buyer and half by the Seller.

2. General principles applicable to the stocktake

(a) The stocktake procedures will be communicated to all people involved in the stock counts prior to the commencement of the stock counts.

(b) Staff involved in the stock count at each particular location will have sufficient knowledge and expertise to identify and accurately count the Inventory on hand at the location. Such staff will be adequately supervised to ensure the stocktake procedures are being followed.

(c) The stocktake will be a full count of all Inventory.

(d) Inventory sheets or stock tags will be used to enable accurate recording of Inventory. The sheets or tags will clearly identify:

(i) the location of the item;

(ii) the quantity and description of the item;

(iii) the stock code;

(iv) the unit of measure; and

(v) be signed by the counter.

(e) Each Inventory item will be tagged once counted to avoid duplicate counting or missing items.

(f) All outbound deliveries to be made prior to Completion will have either been made or stored separately so as to be excluded from the stocktake. All Inventory or Plant and Equipment that is stored in any vans or other vehicles of the Business, which is not being goods in transit to a Customer of the Business for which an invoice has been issued pursuant to a Business contract, will be accounted for on the basis of the Sellers' estimate of the normal quantity of such goods.

(g) All inbound deliveries prior to Completion will be receipted and stored so as to be included in the stocktake.

(h) All inbound deliveries after Completion will be separately stored so as to be excluded from the stocktake.

(i) Work-in-progress at Completion must be processed to an appropriate cut-off point to enable meaningful verification by way of sample checking.

(j) Production will cease during the stock count and will not recommence until the stocktake co-ordinator for each party at each location is satisfied that the stocktake is complete.

(k) All Inventory held on consignment for Third Parties will be clearly marked "Consignment Inventory" and excluded from the stocktake.

(l) These procedures will not apply to Inventory held on consignment on behalf of the Buyer at Image Signs, Axiam Plastics and Venari (**Offshore Consignment Holders**). The Offshore Consignment Holders will provide a confirmation e-mail or letter of consignment stock quantities.

(m) Where quantities of Inventory are required to be estimated, a consistent method of estimation will be used across all locations and assessed by the Buyer's representative and the Sellers' Representative.

Schedule 4– Completion Statement

1. Preparation of Completion Statement

1.1 Preparation of Completion Statement

Within 40 Business Days after the Completion Date, the Buyer must (in consultation with the Sellers' Representative):

(a) prepare a draft Completion Statement as at the Completion Date in accordance with paragraph 3 of this Schedule 4 (**Draft Completion Statement**); and

(b) deliver the Draft Completion Statement to the Sellers' Representative.

1.2 Party's access

The Buyer must procure that the Sellers (and any of their advisers, and, if an Independent Expert is subsequently appointed pursuant to paragraph 1.3 of this Schedule 4, the Independent Expert) is given reasonable access to:

(a) those accounting records, documents and work papers in the Buyer's possession or control which relate to the preparation of the Draft Completion Statement; and

(b) any relevant employees of the Company to discuss the preparation of the Draft Completion Statement.

1.3 Agreement of Completion Statement

(a) The Sellers' Representative may (on behalf of any Seller) notify the Buyer and all other Sellers within 20 Business Days after receipt of the Draft Completion Statement if any Seller disputes the Draft Completion Statement including sufficient information as to why the Draft Completion Statement is incorrect, the adjustments that the relevant Seller proposes to make to the Draft Completion Statement, including the amount of such adjustments (**Seller Dispute Statement**). If no Seller Dispute Statement is given within the 20 Business Days period, or the Sellers' Representative agrees the Draft Completion Statement in writing, the Sellers agree that the Draft Completion Statement will be deemed to be the agreed completion statement (**Agreed Completion Statement**) and be final and binding on the parties.

(b) If a Seller Dispute Statement is delivered by the Sellers' Representative pursuant to paragraph 1.3(a), the relevant Seller and the Buyer must, in good faith, seek to agree the Draft Completion Statement within 20 Business Days after the date of receipt of the Seller Dispute Statement by the Buyer. Failing agreement, either the Buyer or the relevant Seller may refer the matter in dispute to an Independent Expert for determination in accordance with paragraph 1.3(c) of this Schedule 4.

(c) If a dispute in relation to the Draft Completion Statement is referred to an Independent Expert, the Independent Expert must be instructed to determine whether the Draft Completion Statement represents the Company's financial position as at the Completion Date and whether it has been prepared in accordance with this Schedule 4, and, if not, to make the necessary amendments to the Draft Completion Statement, within 20 Business Days of receipt of the

submission(s) from the Sellers or the Buyer in accordance with paragraph 1.3(d) of this Schedule 4.

(d) Each of the Sellers and/or the Buyer may make submissions to the Independent Expert within 10 Business Days of the appointment of the Independent Expert. A copy of any submission made must be given to each other party to this Agreement.

(e) The Independent Expert will act as an expert, not an arbitrator.

(f) The determination in writing of the Independent Expert will (in the absence of manifest error) be final and binding on the parties and be deemed the Agreed Completion Statement.

(g) The costs of the Independent Expert must be borne half by the Sellers and half by the Buyer.

2. *General principles applicable to the Completion Statement*

2.1 General principles

The Completion Statement will be prepared in accordance with the following order of precedence:

(a) the specific principles, policies and procedures in paragraphs 1 and 2.2 of this Schedule 4;

(b) where an item is not covered by the specific principles, policies and procedures in paragraphs 1 and 2.2 of this Schedule 4, in a matter consistent with the principles, policies and procedures (including in respect of the exercise of management judgment) used to prepare the Accounts; and

(c) where an item is not covered by principles referred to in paragraphs 1 and 2.2 of this Schedule 4, in accordance with the Accounting Standards.

2.2 Accounting Policies

(a) Inventory will be the amount set out in the Agreed Inventory Report; and

(b) The Completion Statement will be prepared using the historical accounting policies of the Company used to prepare the Management Accounts.

(c) An accrual will be included for the estimated Research and Development Tax Incentive (RDTI) due to the Company of $105,430 in relation to the FY23 income tax year (**RDTI Receivable**).

(d) Any balances included within GL account code 90.6183 (Fixed Asset – WIP) relating to invoices paid by the Company which can be on-charged to the landlord of 315 Heads Road will be included within "Other debtors".

3. *Form of Completion Statement*

FORM OF WORKING CAPITAL STATEMENT

	Treatment	Amount ($)
Trade debtors	(+)	
Prepayments and accrued income	(+)	
Other debtors	(+)	
Inventory	(+)	
RDTI Receivable	(+)	$105,430
Trade creditors	(-)	
Accrued and unpaid Taxes (including any debit balance in the Company's imputation credit account at Completion)	(-)	
Accruals and deferred income	(-)	
Other provisions	(-)	
Other creditors	(-)	
Actual Working Capital Amount		

Schedule 5 – Warranties

1. Seller's authority

1.1 No legal impediment

The execution, delivery and performance by each Seller of this Agreement complies with:

(a) each law, regulation, Authorisation, ruling, judgement, order or decree of any Government Agency or other regulatory or legislative body;

(b) the constitution or other constituent documents of the Company and any Seller that is a company(as applicable); and

(c) any security interest or document which is binding on the relevant Seller in relation to the Shares held by that Seller.

1.2 Power to sell

Each Seller has the power to enter into this Agreement and perform its obligations under it and can do so without the consent of any other person and free of any option, pre-emptive rights or rights of first or last refusal.

1.3 No breach

The signing and delivery of this Agreement and the performance by each Seller of its obligations under it complies with:

(a) any applicable law and Authorisation;

(b) statutory, contractual and other fiduciary obligations to which that Seller is subject; and

(c) a security interest or document binding on the Seller, in relation to the Shares held by that Seller.

1.4 Agreement enforceable and binding on the Seller

This Agreement constitutes legal, valid and binding obligations of each Seller enforceable by appropriate legal remedy.

1.5 Liquidation / winding up

(a) Where a Seller is a company, that Seller:

(i) has not had a liquidator or provisional liquidator appointed;

(ii) has not passed any resolution that it be wound up and no application for any winding up has been made; and

(iii) has not been served with a letter of demand which has not been satisfied in full or has not been fully set aside.

(b) Where a Seller is an individual, that Seller:

(i) is not insolvent or unable to pay its debts when they fall due;

(ii) has not committed an act of bankruptcy or been adjudicated bankrupt; and

(iii) has not applied for, and is not subject to, any composition, assignment of property, proposal, summary instalment order or no asset procedure under any law relating to bankruptcy including the *Insolvency Act 2006*.

2. *Shares, capital and debt*

2.1 Title

Each Seller is the legal and beneficial owner of the Shares set alongside its name in Schedule 1 which are free of all Encumbrances, and on Completion, the Buyer will obtain full legal and beneficial ownership of the Shares sold by each Seller under this Agreement, free of all Encumbrances.

2.2 Issued capital

The Shares are all the issued shares in the capital of the Company.

2.3 Capital

(a) The capital of the Company is divided into 250,000 ordinary shares and held by each Seller in the proportions set alongside its name in Schedule 1.

(b) At Completion, there are no outstanding options, agreements, calls, rights of first or last refusal, commitments, rights or demands of any kind relating to the issued or unissued capital of the Company.

(c) There is no restriction on the ability of the Company to register a transfer of the Shares.

2.4 Fully paid

The Shares have been validly issued, are fully paid and no money is owing in respect of them.

2.5 Issue of other securities

The Company is not under any obligation to issue or allot any shares or other securities and has not granted any person the right to call for the issue or allotment of any shares or other securities of the Company at any time.

2.6 Debt

The Estimated Debt on Completion shall be equal to actual amount of Debt on the Completion Date.

3. *Company*

3.1 Corporate existence

The Company:

(a) is duly incorporated, and validly exists, under the laws of its place of incorporation;

(b) has the power to lease and operate the Leased Premises, own its assets and carry on its Business as it is now being conducted; and

(c) has the capacity to sue and be sued in its own name.

3.2 Compliance with constituent documents

The business affairs of the Company have been conducted in accordance with the constitution or constituent documents of the Company in all material respects.

3.3 Shareholding

The Company is not the holder or the beneficial owner of any shares or other capital or securities convertible into shares or other capital in any company.

3.4 Joint ventures, partnerships and other bodies

The Company is not a member of a joint venture, partnership or unincorporated body.

3.5 Liquidation / winding up

(a) The Company has not had a liquidator or provisional liquidator appointed.

(b) The Company has not passed any resolution that it be wound up and no application for any winding up has been made.

(c) The Company has not been served with a letter of demand which has not been satisfied in full or has not been fully set aside.

3.6 Judgments and execution

There are no unsatisfied judgments or awards outstanding against the Company and no execution, distress or similar process has been levied on or against all or any part of the Company's business, assets or revenues.

3.7 Schemes of arrangement

The Company has not entered into any scheme of arrangement, composition, assignment for the benefit of, or other arrangement with its creditors or any class of creditors.

3.8 Receivers / managers etc

No receiver, receiver and manager, trustee, controller, official manager or similar officer has been appointed over all or part of the Company's business, assets or revenues and no event or circumstance has arisen or is persisting which entitles, or could entitle, any person to make any such appointment.

3.9 **Administrator**

No administrator has been appointed to the Company and no application has been made to a court for, and no resolution is proposed for, and no other step is taken in anticipation of, the appointment of an administrator to the Company.

3.10 **Solvency**

The Company is able to pay its debts as and when they fall due.

3.11 **Striking off**

The Company has not been struck off the register of companies or dissolved.

4. Accuracy of information

4.1 **Information accurate**

All information given by or on behalf of the Sellers or their advisers to the Buyer or its advisers in respect of the sale of the Shares, including the information contained in the Disclosure Materials, is accurate and complete in all material respects and not misleading in any material respect.

4.2 **Material information disclosed**

The Seller has disclosed all material information which, in the Sellers' view, a prospective buyer in the Buyer's position would reasonably require for the purpose of making a decision whether to acquire the Shares or on what terms to do so.

4.3 **No Material Circumstances Omitted**: The Sellers are not aware of any material circumstances which have not been disclosed in the Disclosure Materials and which might reasonably be expected materially and adversely to affect the Company, the financial position of the Company, the Business or the Company's ability to continue to achieve the level of profitability disclosed by the Accounts or which might otherwise be material to the Buyer

5. Accounts

5.1 **Basis of preparation of the Accounts**

The Accounts (insofar as they relate to the Company):

(a) in all material respects, give a true and fair view of:

(i) the financial position and state of affairs of the Company as at the Accounts Date; and

(ii) the financial performance of the Company for the period ended on the Accounts Date;

(b) were prepared in accordance with:

(i) the Accounting Standards and comply with them; and

(ii) the same accounting principles, policies, practices and procedures (and method of application of them) as were applied in the corresponding accounts for the previous 12 months;

(c) are not affected by any unusual, abnormal, extraordinary, exceptional or non-recurring items;

(d) include all reserves and provisions for taxation that are necessary to cover all Tax liabilities of the Company as at the Accounts Date; and

(e) include all reserves and provisions for all liabilities, including employee liabilities (including contingent and disputed liabilities) and all capital commitments of the Company as at the Accounts Date, indicate clearly which of those liabilities are not usually provided for or reserved and make proper provision of reserve for all bad and doubtful debts.

5.2 Basis of preparation of the Management Accounts

The Management Accounts:

(a) show a materially accurate view of:

(i) the financial position and state of affairs of the Company as at the date to which they have been prepared; and

(ii) the financial performance of the Company for the period in respect of which they have been prepared;

(b) were prepared in accordance with the same accounting policies as were applied in the preparation of the management accounts of the Company in the previous 12 months;

(c) are not affected by any unusual, abnormal, extraordinary, exceptional or non-recurring items;

(d) include all reserves and provisions for taxation that are necessary to cover all Tax liabilities of the Business as at the relevant preparation date; and

(e) include all reserves and provisions for all liabilities, including employee liabilities (including contingent and disputed liabilities) and all capital commitments of the Business as at the Accounts Date, indicate clearly which of those liabilities are not usually provided for or reserved and make proper provision of reserve for all bad and doubtful debts.

6. Position since Accounts Date

Since the Accounts Date:

(a) the Company has conducted its business in the ordinary course of business;

(b) the Business has been conducted in a proper and efficient manner;

(c) the Company has not disposed of any of its assets, except in the ordinary course of business;

(d) the Company has not acquired any assets, except in the ordinary course of business;

(e) the Company has not given any guarantees, indemnities or letters of comfort in respect of the obligations of any person except in the ordinary course of business;

(f) the Company has not incurred any liabilities (including any contingent liabilities) other than in the ordinary course of ordinary business;

(g) there has been no material adverse change affecting the Company, the Business, the assets of the Company, or the financial or trading position or prospects of the Company or the Business;

(h) the Company has not issued any shares or securities convertible into Shares;

(i) except in the ordinary course of the business, the Company has not borrowed money or otherwise obtained financial assistance;

(j) the Company has not paid or agreed to pay any retiring allowance, KiwiSaver contributions above the statutory required amount or other benefit to any of its officers or Employees;

(k) the Company has not entered into or altered any contract of service with any officers, Employees in any material respect;

(l) no loans have been made nor bonuses paid by the Company to officers, nor have any advances or loan money been accepted from any officers;

(m) no resolutions have been passed by the members or directors of the Company except in the ordinary course of business and those necessary to give effect to this Agreement;

(n) the Company has not implemented any new accounting or valuation method for the Business or its assets or liabilities;

(o) no major supplier of the Company has:

  (i) reduced the level of its supplies to the Company in any material respect;

  (ii) indicated an intention to cease or reduce the volume of its trading in any material respect with the Company; or

  (iii) materially altered the terms on which it trades with the Company;

(p) no major customer of the Company has:

  (i) reduced the level of its custom with the Company in any material respect;

  (ii) indicated an intention to cease or reduce the volume of its trading in any material respect with the Company; or

  (iii) materially altered the terms on which it trades with the Company;

(q) there have been no unusual increases or decreases in Inventory levels or Inventory prices used by or in connection with the Company;

(r) there have been no material increases or decreases in the levels of debtors or creditors of the Business or in the average collection or payment periods for debtors and creditors respectively; and

(s) no dividends, bonus issues or other distributions, or repayments of Shareholder Loans have been declared, made or paid by the Company.

7. Business contracts

7.1 Material contracts

All material agreements, commitments or arrangements of any nature whatsoever to which the Company is or will, on Completion, be a party to:

(a) have been disclosed to the Buyer in writing and form part of the Disclosure Materials;

(b) are valid and binding in accordance with its terms; and

(c) have not been terminated, replaced, altered, varied or supplemented in any material respect.

7.2 No breach of contract

So far as the Sellers are aware, the Company is not in material breach of any material contract, commitment or arrangement to which it is a party and there are no circumstances likely to give rise to such a breach.

7.3 No notice

No party to any material contract, agreement or arrangement with the Company has given written notice of its intention to terminate, cancel, substantially amend, or that it will fail to renew, any such material contract, agreement or arrangement for any reason whatsoever.

7.4 Confidential information

The Company has not disclosed to any person, other than the Buyer, any of its secret or confidential information or property, or any other information relating to its business or affairs, the disclosure of which will cause material loss or damage to, or have a material adverse effect on, the Business.

7.5 Arrangements with Associates

The Company is not, and has never been, a party to any agreement, arrangement or understanding (whether enforceable or not) with any Associate other than trading arrangements in the ordinary course of business entered into on arm's length terms.

7.6 No restrictive covenants

The Company is not a party to any agreement which restricts its freedom to engage in any activity or business in any area.

8. Financing arrangements

8.1 Financings

There are no financing agreements or arrangements, letters of comfort or undertakings or representations, debentures, bonds, notes or similar debt instruments issued by or in relation to the Company and no guarantees, indemnities, letters of support or letters of comfort or other forms of collateral support given by the Company, or to which the Company is otherwise subject which have not been fairly disclosed in the Disclosure Material.

8.2 Bank accounts

Material details of all bank accounts used by the Company have been disclosed in the Disclosure Material.

8.3 Outstanding accounts

There is no money owing to the Company by any of the Sellers or any Associate of the Seller or by any trust or person controlled by or Associate of the Seller.

9. Outstanding offers, notes and delegations

9.1 Offers outstanding

(a) Any offer, tender or quotation made by the Company which, as at Completion, is outstanding and capable of acceptance by a Third Party was made in the ordinary course of business.

(b) No offer, tender, quotation or the like given or made by the Company is capable of giving rise to an agreement merely by any unilateral act of a Third Party, other than in the ordinary course of business.

9.2 Powers of attorney

The Company has not given any power of attorney which is, at the date of this Agreement or at Completion, in force.

10. Assets

10.1 The Company owns, or has sufficient lease or use rights over, all assets it requires to operate the Business as at Completion.

10.2 At Completion, the assets of the Company will be free from all Encumbrances other than Permitted Encumbrances.

10.3 At Completion, all of the assets required by the Company to operate the Business are located on the Leased Premises or is otherwise under the control of the Company.

11. Inventory

11.1 Inventory

All Inventory is:

(a) of good merchantable quality, is fit for the purpose for which it is intended to be used and complies with any relevant statutory requirements; and

(b) manufactured to proper standards.

11.2 Inventory levels

(a) The level of Inventory is sufficient to meet the requirements of the Business and is not surplus to those requirements, except to the extent it is recognised as surplus in any Completion stocktake.

(b) The level of Inventory which is obsolete or slow moving does not exceed that as at the last balance date of the Company.

12. Leased Premises

12.1 The particulars of the Leased Premises set out in the Disclosure Material are true and complete in all material respects.

12.2 Details of all material documentation pursuant to which the Leased Premises are used or occupied by the Company have been provided to the Buyer in writing and there are no other documents, correspondence or other material which has not been provided to the Buyer which affects the interests of the Company in the Leased Premises.

12.3 The Leased Premises are the only land and buildings used or occupied by the Company in connection with the Business.

12.4 The Company does not own any freehold property.

12.5 Each of the Leased Premises is accessible by the Company, for the purposes of the Business on a full and unrestricted basis and, without prejudice to the generality of the foregoing, is not subject to any sub-lease.

12.6 To the best of the Sellers' knowledge, each of the Leased Premises, and the present uses of the Leased Premises, complies with any operative or proposed regional or district plan and with all applicable resource consents, building consents and other applicable statutory, local body and other regulations and requirements.

12.7 There are no:

(a) outstanding disputes or complaints relating to any of the Leased Premises which are likely to affect the present or any other proposed use or enjoyment of that Leased Premises by the Company in any material respect;

(b) notices, orders, requisitions or applications which have been served on the Sellers or the Company, or brought to the attention of the Sellers or the Company, by any landlord or tenant or governmental, local or other regulatory authority, body or official having competent jurisdiction, which affect or are likely to affect any of the Leased Premises directly or indirectly in any material respect;

(c) covenants, restrictions, stipulations or conditions affecting any Leased Premises which are of an unusual or onerous nature or which adversely affect the present, or any proposed, use of any of the Leased Premises;

(d) third party rights, easements, quasi easements or privileges affecting any of the Leased Premises which are of an unusual or onerous nature or which adversely affect either the value, or the present, or any other proposed, use of any of the Leased Premises;

(e) structural or other material defects in or affecting the buildings (which, for the purpose of this paragraph, will include the heating, ventilating, plumbing, drainage, telecommunications, data transmission and electrical and air conditioning systems) or other structures on any of the Leased Premises and all such buildings and structures are in good and substantial working order and repair; or

(f) amounts outstanding in respect of any of the Leased Premises to any landlord, governmental, local or other regulatory authority, body or official having competent jurisdiction in relation to any of the Leased Premises.

12.8 Neither the Company nor any of the Sellers has received any notice of any requirement for a designation under the Resource Management Act 1991 or any notice under section 18 or section 23 of the Public Works Act 1981 that any of the Leased Premises is subject to or affected by any proposals for road widening or any other public work and to the best of the Sellers' knowledge there are no such notices pending.

13. Compliance with Environmental Law

13.1 For the purposes of this Warranty 13:

(a) **Contaminant** has the meaning set out in section 2 of the Resource Management Act 1991;

(b) **Environmental Permit** means any licence, certificate, authorisation, consent, approval or other permit required by any Environmental Requirement; and

(c) **Environmental Requirement** means any law concerning the "environment" (as that term is defined in section 2 of the Resource Management Act 1991) and includes the Resource Management Act 1991 and the Hazardous Substances and New Organisms Act 1996, the common law, bylaws and any judgments, decisions, notices, orders, consents, agreements or awards by any court or regulatory authority;

13.2 The Company holds all necessary Environmental Permits in respect of the Leased Properties it occupies.

13.3 Compliance:

(a) the Company is and, in the 3 years prior to the date of this Agreement has been; and

(b) to the best of the Sellers' knowledge, all other persons to the extent that such persons have from time to time owned, leased, occupied or conducted operations on the Leased Premises, are and have been,

in compliance with:

(i) all Environmental Requirements; and

(ii) any and all Environmental Permits.

13.4 No Proceedings:

(a) there is not and has never been pending or threatened against the Company; and

(b) to the best of the Sellers' knowledge, there is not and has never been pending or threatened against any other person to the extent that such other person has owned, leased, occupied or conducted operations on any of the Leased Premises,

any legal proceedings based on or related to an Environmental Permit or an Environmental Requirement.

13.5 Neither:

(a) the Company; nor

(b) to the best of the Sellers' knowledge, any other person to the extent that such other person from time to time has owned, leased, occupied or conducted operations on any of the Leased Properties,

has ever received from any person any notice of, nor has any knowledge of, any past, present or anticipated events (including any discharge or spillage), conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could:

(i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Permit or Environmental Requirement;

(ii) make more stringent any restriction, limitation, requirement or condition under any law relating to the environment, any Environmental Permit or any Environmental Requirement in connection with the operations of any of the Leased Premises; or

(iii) give rise to any Loss, or form the basis of any proceeding involving any of the Leased Premises, the Company or the Sellers, based on or related to an Environmental Permit, Environmental Requirement or law relating to the release or threatened release of Contaminants or Hazardous Substances into the environment or to the presence, manufacture, generation, refining, processing, distribution use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission or discharge of any Contaminants, Hazardous Substances or other toxic substances.

14. Employees

14.1 Employee details

(a) The Disclosure Materials identity all the Employees as at the date of this Agreement.

(b) The Disclosure Material contains full and correct details of all material:

(i) employment conditions relating to all Employees; and

(ii) details of all agreements with Employees current at the date of this Agreement.

(c) The Company has complied with and continues to comply with all material obligations arising under law, individual and collective employment agreements and independent contractor agreements (including occupational health and safety, annual leave, long service leave, equal opportunity, anti-discrimination, Tax, KiwiSaver obligations, accident compensation and industrial laws), or any other instrument made or approved under any law with respect to its past and present employees and contractors.

14.2 Since the Accounts Date, the Company has not (other than in the ordinary course of business):

(a) paid to, or for the benefit of, any Employee any remuneration, allowances, benefits, superannuation contributions or payments of any kind whatsoever; or

(b) agreed to make any such payment or to make alterations in the conditions of employment of any Employee.

14.3 The Company has properly maintained wage and time records, accident compensation claims history, copies of all employment agreements and other records detailing the length of service, accumulated benefits and entitlements and other relevant conditions of employment of each Employee.

14.4 **Industrial disputes**

The Company is not involved in any actual or threatened employment, labour or personal grievance dispute, wrongful dismissal claim or employment relationship problem, or any other dispute with:

(a) any Employee;

(b) any former employee;

(c) any representative of any Employee or former employee or organisation or body of Employees (including any union);

(d) any Contractor; or

(e) any former Contractor.

So far as the Sellers are aware, no event has occurred which might give rise to any such dispute or claim.

14.5 **Contractors**

(a) The Disclosure Materials identity all the contractors engaged by the Company as at the date of this Agreement.

(b) No contractor or former contractor engaged by the Company has been misclassified as an independent contractor, instead of an employee of the Company, and no contractor or former contractor has challenged their status as an independent contractor.

14.6 **No Judgment or Award**

The Company is not:

(a) subject to, or in breach of, any order, judgment or award given or made by the Employment Relations Authority, Employment Court, Court of Appeal or Supreme Court or other competent body; or

(b) a party to any undertaking or assurance given to the Employment Relations Authority, Employment Court, Court of Appeal or Supreme Court or other competent body.

14.7 **Health and Safety**

The Sellers are not aware, in relation to health and safety, of any current, pending or threatened:

(a) enforceable undertaking provided by the Sellers or the Company;

(b) notice issued by WorkSafe New Zealand including but not limited to:

(i) an improvement notice;

(ii) a provisional improvement notice;

(iii) a non-disturbance notice;

(iv) a prohibition notice;

(v) a suspension notice; and/or

(vi) an infringement notice;

(c) investigation;

(d) prosecution;

(e) other enforcement action of any kind;

(f) health and safety breaches of any kind,

under the Health and Safety at Work Act 2015 in relation to the Sellers or the Company.

14.8 No Long Service Leave Liabilities

The Company is under no liability to any person in respect of long service leave or in respect of accrued annual leave that has accrued beyond the year in which the person first became entitled to it, except to the extent provided for in the Accounts.

14.9 No Incentive Scheme

No Employee or director of the Company is entitled to any interest under any:

(a) arrangement entitling that Employee or Director to a bonus of any kind; or

(b) share option scheme or other scheme entitling that Employee or director to a share (whether actual or contingent) in the profits of the Company; or

(c) arrangement entitling that Employee or Director to remuneration contingent upon the performance of the Business.

14.10 Covid subsidies

The Company has, at all times, complied with the terms of any Covid-19 government subsidy or support used in relation to its Employees or support paid to it including correctly calculating the amount of subsidy or support for which it has applied.

14.11 Superannuation

Other than as required to comply with the KiwiSaver Act 2006, the Company is not under any legal liability to pay, any pension, retirement, death or disability or other similar payment to any of the Employees, their families or dependants and no such pension or payment is now being or has been paid voluntarily.

15. *Intellectual Property Rights*

15.1 Ownership and right to use

(a) The Company legally and beneficially owns, or will on Completion, own or have the right to use all Intellectual Property Rights used or employed by the Company in the Business or developed, upgraded or modified by any person for or on behalf of, the Business and all Intellectual Property Rights are valid and subsisting.

(b) So far as the Sellers are aware, no person is infringing or making unauthorised use of any Business Intellectual Property.

(c) No person, other than the Company, will from Completion have any right to use, or interest in, or may benefit from, any Business Intellectual Property.

15.2 No infringement

The conduct of the Business, and the use of the Business Intellectual Property and the Third Party Intellectual Property, by the Company, does not breach or infringe any Intellectual Property Rights, rights of confidentiality or moral rights of any third party.

15.3 No termination

No Intellectual Property Rights used in the conduct of the Business or used by the Company may be terminated or subjected to terms less favourable to the Buyer or the Company by reason of the change in ownership or control of the Company.

15.4 No fees payable

As at Completion, there are no royalties, licence fees or other similar fees payable by the Company in connection with the use of any Intellectual Property Rights by the Company.

15.5 No claims

As at the date of this Agreement, no oppositions, cancellation actions, proceedings, claims or complaints have been brought or threatened by any Third Party in relation to the Business Intellectual Property.

15.6 Business names

(a) The Company does not carry on business under any name other than its corporate name or the business names disclosed in the Disclosure Material.

(b) All registrations of any business names used by the Company are in the name of the Company and are current.

16. *Information technology*

16.1 Domain names

The domain names www.nzhelmets.nz, www.nzhelmetshop.nz and www.pacifichelmets.com are all the domain names used in the Business. The Company holds domain name licences for each domain name set out in this paragraph 16.1 of Schedule 5

16.2 Systems

The Systems:

(a) comprise all the information technology and telecommunications systems, hardware and software necessary for the conduct of the Business as conducted at Completion; and

(b) perform their intended functions.

16.3 Ownership of Systems

All Systems (other than software) are either owned by or validly licensed to the Company.

16.4 Software

The Company either owns or is validly licensed to use the software comprised in the Systems.

16.5 System Performance

The Systems (individually and as a whole) have not been in the last 12 months, and will not be to the best of the Sellers' knowledge subject to any material interruption, adverse performance, impediment, incorrect result or adverse effect on functionality relating to entry, identification, formatting, sequencing, transition, transfer, calculation and processing of dates (including relating to leap years).

16.6 No Viruses

To the best of the Sellers' knowledge, the Systems are free from viruses or other hardware or software designed to permit access or use of the Systems by unauthorised persons or disable, damage, erase, disrupt or impair the normal operation of the Systems.

16.7 No Third Party Access

To the best of the Sellers' knowledge, none of the Systems have been used or accessed by any third party in a way not authorised by the Company.

16.8 Back Up Systems and Maintenance Agreements

All necessary and prudent back up system(s) and support and maintenance agreements are in place in respect of the Systems.

16.9 Software

In respect of any material software which is licensed to the Company, there are adequate arrangements to enable the Company to have access to source codes on the insolvency of the relevant software supplier if reasonably required by the Company.

17. Trade Practices

17.1 Fair trading

So far as the Sellers are aware, neither the Company nor any of its officers or employees has committed or omitted to do any material act or thing the commission or omission of which is a serious contravention of the *Fair Trading Act 1986* or any similar applicable law.

17.2 Defective products

So far as the Sellers are aware, the Company has not manufactured, sold or supplied any products or services which are or were or will become, in any material respect, faulty or defective, or which do not comply in any material respect with any warranties or representations expressly or impliedly made or given by it or with all applicable laws.

17.3 Product Recalls

None of the products manufactured, sold or supplied by the Company has been subject to a recall notice, order or demand issued by any Governmental Agency.

18. *Compliance with law*

The Company:

(a) has all necessary Authorisations, licences, consents, permissions, authorities and permits required to conduct the Business and use the Leased Premises, and has paid all fees due in relation to them and complied with all conditions under them;

(b) as far as the Sellers are aware, has complied in all material respects with all laws, rules and codes of conduct applicable to them or to the conduct of the Business where non-compliance would have a material adverse effect on the Company or the Business; and

(c) as far as the Sellers are aware, no third party has alleged a contravention of such laws, rules or codes.

19. *Privacy*

19.1 The Company has:

(a) in the three years prior to the date of this Agreement, complied in all material respects with the Privacy Laws in relation to Personal Information of clients, customers and employees of the Business, including in relation to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of such Personal Information; and

(b) taken reasonable measures to ensure that such Personal Information of clients, customers and employees of the Business is protected against loss, damage and unauthorised access, use, modification or other misuse.

19.2 There has, in the three years prior to the date of this Agreement, been no material loss, damage or unauthorised access, use, modification or other material misuse of any Personal Information of clients, customers and employees or any information or data relating to the Business, in each case, owned, held or controlled by the Company. No person has provided any notice, made any claim, or commenced any proceeding with respect to loss, damage or unauthorised access, use, modification or other misuse of any such Personal Information by the Company in respect of the Business, and to the best of the Sellers' knowledge, there is no reasonable basis for any such notice, claim or proceeding.

20. Litigation

20.1 Company not a party to any litigation

The Company is not, nor has been in the last two years:

(a) a party to any investigation, prosecution, litigation, arbitration proceedings or any form of mediation or dispute resolution;

(b) subject to any investigation or review by any Government Agency; or

(c) a party to any dispute which, so far as the Sellers are aware, is likely to give rise to any investigation, prosecution, litigation, arbitration or other proceedings,

in respect of the Business, the assets of the Company or the Leased Premises.

20.2 No litigation pending or threatened

As far as the Sellers are aware, no investigation, prosecution, litigation, proceeding or any other form of mediation or dispute resolution referred to in warranty 20.1 is pending or threatened.

20.3 No unsatisfied judgment, order, award or decision

There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal, arbitrator or other Government Agency against or affecting any Seller, the Company or the Business.

21. Records and constituent documents

All Accounts, books, ledgers and financial and other Records relating exclusively to the Company:

(a) are in the possession or under the control of the Company and located at the Leased Premises;

(b) have been fully and accurately maintained (in all material respects) and do not contain any material inaccuracies, omissions or discrepancies;

(c) are up-to-date;

(d) comply with all material legal requirements; and

(e) so far as the Sellers are aware, permit the Buyer to comply with the obligations assumed by it under this Agreement and required by law.

22. Overseas Investment Act

For the purposes of the Overseas Investment Act 2005, the Company:

(a) is not a strategically important business; and

(b) does not hold any interest in sensitive land

23. *Taxes*

23.1 Tax Payments

All Tax payments required to be made by the Company before the Completion Date have been made or will be made on or before the relevant due date, or an equivalent amount has been paid to a tax pooling account of the Company as defined in the Tax Act (and has not been refunded).

23.2 Withholdings

All deductions or withholdings of Tax, required by Tax Law from distributions or payments made by the Company, have been made, and:

(a) the Company has accounted to the relevant Tax Authority for any Tax so deducted or withheld; on or before the relevant due date; or

(b) provision for future payment of the amounts so deducted has been made in the Completion Statement in order to be accounted for to the relevant Tax Authority by the applicable due date.

23.3 Tax Returns

The Company has filed all Tax returns, registrations, elections, notices, disclosures and information (**Returns**) to the relevant Tax Authorities as required by law on or before the relevant due date. All such Returns were correct, disclosed all material items and are not the subject of any dispute.

23.4 Tax Records

The Company has kept those Tax Records which it has been required to keep for the purposes of applicable Tax legislation.

23.5 Tax Accounts

The Company's imputation credit account has been correctly maintained and did not have a debit balance as of 31 March in any year and will not have a debit balance at Completion.

23.6 Imputation

No dividend has been paid or treated for tax purposes as paid by the Company in respect of which imputation credits have been attached at an imputation ratio that breaches the benchmark dividend rules in section OB 61 of the Tax Act or in excess of the amount of imputation credits available to the Company at the date the dividend is paid or treated as paid (not taking into account any imputation credits arising from Tax paid which exceeds a reasonable estimate of Tax payable for the period prior to Completion).

23.7 Residence

The Company is resident in New Zealand for Tax purposes and is not resident in any other country or jurisdiction by operation of any double tax agreement or otherwise and has and has had no branch, agency, place of business or permanent establishment outside New Zealand which may result in the Company being subject to Tax in that other country.

23.8 No Tax Disputes

The Company is not in any dispute with, and is not under any review, audit or investigation, by any Tax Authority and to the knowledge of the Sellers and the Company, no such dispute, review, audit or investigation is pending or is anticipated.

23.9 Tax Group

The Company is not and has not ever been a member of an income tax group, a GST group, or an imputation group for Tax purposes.

23.10 Related Party Transactions

All contracts, transactions, and any other arrangements between the Company and any associated persons, as that term is defined in section YA 1 of the Tax Act, have been entered into on arm's length terms (for the purposes of the Tax Act, or any equivalent rule under any double tax agreement or foreign law), including any transfer pricing arrangement under which an amount that is not an "arm's length amount" (as that term is defined in the Tax Act) is payable or receivable.

23.11 Depreciation

The Company has properly claimed depreciation on all of its depreciable property, and the adjusted tax values and cost prices of all such depreciable property are as stated in the Company's asset register.

23.12 Customs and Excise

The Company has paid in full any excise duty for which it is liable and has complied in full with all its obligations under the Customs and Excise Act 2018 and any applicable foreign legislation which imposes taxes and duties similar to excise tax and other duties or taxes imposed under the Customs and Excise Act 2018.

23.13 Hybrids

The Company is not and has not been party to any arrangement to which any hybrid mismatch legislation (as that term is defined in the Tax Act) applies.

23.14 Rulings and determinations

Where any binding ruling or determination has been received by or issued in respect of the Company, the relevant arrangement entered into is not materially different from the arrangement identified in the binding ruling or determination, there were no material omissions or misrepresentations in, or in connection with, the application for the binding ruling or determination, and any conditions or assumptions stipulated in the binding ruling or determination are satisfied. Any application by the Company for a binding ruling or determination that is being considered by a Tax Authority has been disclosed to the Buyer.

23.15 GST

The Company is registered for the purposes of the GST Act and has complied in all respects with the GST Act, and is not in default of any obligation to make any payment, return or notification under the GST Act.

23.16 Full Provision

Full provision or reserve is made in the Completion Statement for all Tax liable to be assessed on the Company or for which it may become liable, with respect to Tax on profits, gains, income and receipts for any period ending on or before Completion.

23.17 No Assessment on Disposal of Assets

No income would result or arise if any asset of the Company were to be, or were deemed to be, sold, disposed of, or distributed, on the Completion Date, except:

(a) any income arising from the sale, disposition or distribution of trading stock within the meaning of the definition of trading stock in section EB 2 of the Tax Act;

(b) any depreciation recovery income under section CG 1 of the Tax Act;

(c) any income arising under section CB 30 of the Tax Act; or

(d) any income arising from the disposal of an emissions unit.

Signing Page

Executed as an agreement

SIGNED by **PACIFIC SAFETY INTERNATIONAL LIMITED**:

Director

DAVID WINSTONE AITKEN BENNETT

Name

SIGNED by **DAVID BENNETT**:

DAVID BENNETT

SIGNED by **MARION BENNETT**:

Marion Rae Bennett

MARION BENNETT

SIGNED by **LAKELAND NZ LIMITED**:

Director

Name

Signing Page

Executed as an agreement

SIGNED by **PACIFIC SAFETY INTERNATIONAL LIMITED**:

____
Director

____
Name

SIGNED by **DAVID BENNETT**:

____
DAVID BENNETT

SIGNED by **MARION BENNETT**:

____
MARION BENNETT

SIGNED by **LAKELAND NZ LIMITED**:

DocuSigned by:
E33AF1D5D981449...
____
Director
Roger Shannon
____
Name